Exhibit 2.12

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ASSET PURCHASE AGREEMENT

regarding the

Bulk Acoustic Wave Filter Business

of

INFINEON TECHNOLOGIES AG

dated as of June 25, 2008

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ASSET PURCHASE AGREEMENT

by and between

1.	Infineon Technologies AG, a stock corporation under the laws of the Federal Republic of Germany, with principal place of business at Am Campeon 1-12, 85579 Neubiberg, Germany, registered with the commercial register of the lower court (Amtsgericht) of Munich under HRB 126492;

- hereinafter the “Seller” -

2.	Avago Technologies GmbH, a limited liability company under the laws of the Federal Republic of Germany, with principal place of business at Herrenberger Strasse 130, 71034 Böblingen, Germany, registered with the commercial register of the lower court (Amtsgericht) of Stuttgart under HRB 246116;

- hereinafter “Purchaser 1” -

3.	Avago Technologies International Sales Pte. Ltd., a limited liability company under the laws of Singapore, with principal place of business at 1 Yishun Avenue 7, 768923 Singapore, Singapore, registered under incorporation number 200512231E;

- hereinafter “Purchaser 2” -

4.	Avago Technologies Wireless IP (Singapore) Pte. Ltd., a limited liability company under the laws of Singapore, with principal place of business at 1 Yishun Avenue 7, 768923 Singapore, Singapore, registered under incorporation number 200512332K;

- hereinafter “Purchaser 3” -

- Purchaser 1 through 3 hereinafter individually a “Purchaser”

and collectively the “Purchasers” -

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5.	Avago Technologies Finance Pte. Ltd., a limited liability company under the laws of Singapore, with principal place of business at 1 Yishun Avenue 7, 768923 Singapore, Singapore, registered under incorporation number 200512223N;

- hereinafter “Guarantor” -

- Seller, Purchasers and Guarantor hereinafter individually a “Party”

and collectively the “Parties” -

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TABLE OF CONTENTS

§ 1 Definitions and Abbreviations	8

§ 2 Sale of Assets; Sale and Licensing of Intellectual Property Rights	20

§ 3 Sale of Contracts	24

§ 4 Consideration	26

§ 5 Transfer of Purchased Assets; Assumption of Purchased Contracts	31

§ 6 Business Employees	32

§ 7 Closing and Withdrawal	37

§ 8 Representations and Warranties of Seller	40

§ 9 Representations and Warranties of Purchasers	49

§ 10 Remedies for Breaches of Representations and Warranties	51

§ 11 Taxes	55

§ 12 Expiration of Claims and Limitation of Liability	56

§ 13 Certain Covenants	59

§ 14 Post-Closing Undertakings	64

§ 15 Confidentiality; Press Release	68

§ 16 Miscellaneous	69

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SCHEDULES AND EXHIBITS

Schedules

Schedule 1.1(a)	Business Employees

Schedule 1.1(b)	Individuals with Knowledge

Schedule 1.1(c)	Products

Schedule 2.1.1	Purchased Fixed Assets

Schedule 2.1.3	Purchased Know-How

Schedule 3.1	Purchased Contracts

Schedule 3.2	Third Party Consents

Schedule 4.2	Seller’s Valuation Principles

Schedule 4.7.2	Seller’s Account; Purchasers’ Account

Schedule 8.1.2	Selling Subsidiaries

Schedule 8.7	Status of Purchased Contracts

Schedule 8.8	Litigation

Schedule 8.9.1	Business Employees with Additional Occupation (Nebentätigkeit)

Schedule 8.9.2	Information on Business Employees

Schedule 8.9.3	Collective Bargaining Agreements

Schedule 8.9.4	Early Retirement Arrangements

Schedule 8.9.5	Employee Benefit Plans

Schedule 8.9.6	Work Guarantees

Schedule 8.9.7	Pension Commitments and Jubilee Commitments

Schedule 8.9.11	Calculation of Provisions related to Pension Commitments

Schedule 8.10.1	Co-owned Purchased Intellectual Property

Schedule 8.10.2	Intellectual Property Rights of Third Parties

Schedule 8.10.5	Third Party Licenses

Schedule 14.7.1	Prices for Seller’s Continuing Products

Exhibits

Exhibit A	Form of IT Service Agreement

Exhibit B	Form of Patent Assignment Agreement

Exhibit C	Form of Transitional Services Agreement

Exhibit D	Form of Transitional Supply Agreement

Exhibit E	Form of Asset Transfer Agreement

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Exhibit F	Form of Assumption Agreement

Exhibit G	Form of Closing Confirmation

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RECITALS

WHEREAS, Seller, among other activities, is engaged in the development, production, marketing and sale of bulk acoustic wave filters or bulk acoustic wave resonators using wafer level packaging (hereinafter the “Business”).

WHEREAS, Seller after a strategic review of its business portfolio has decided to divest the Business by selling and transferring certain assets and liabilities pertaining to the Business.

WHEREAS, Purchasers wish to extend their business activities by purchasing and acquiring the Business subject to the terms and conditions of this asset purchase agreement (hereinafter the “Agreement”).

WHEREAS, Seller and Purchasers intend to enter into several ancillary agreements pertaining to a transition of the Business which shall become effective upon the consummation of the transactions contemplated by this Agreement.

WHEREAS, Guarantor wishes to guarantee Purchasers’ obligations under this Agreement and the Ancillary Agreements.

NOW, THEREFORE, in consideration of the foregoing, the Parties agree as follows:

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§ 1

Definitions and Abbreviations

1.1	Certain Definitions and Abbreviations

For purposes of this Agreement, the following terms and abbreviations shall have the meanings specified in this Section 1.1:

“Ancillary Agreements” means the IT Services Agreement, the Patent Assignment Agreement, the Transitional Services Agreement and the Transitional Supply Agreement.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person, and the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly through one or more intermediaries, of the power to direct, or cause the direction of, the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract or otherwise.

“AO” means the German Tax Code (Abgabenordnung), as amended.

“BGB” means the German Civil Code (Bürgerliches Gesetzbuch), as amended.

“BetrVG” means the German Works Constitution Act (Betriebsverfassungs-gesetz), as amended.

“Business Day” means any day other than a Saturday, Sunday or public holiday, in each case in Munich/Germany.

“Business Employees” means the employees of Seller which are identified on Schedule 1.1(a).

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“Business Records” means all books, records, ledgers, tangible data, disks, tapes, other media-storing data and files or other similar information, whether in hardcopy or computer format and whether stored in network facilities or otherwise, in each case to the extent Exclusively Used for the Business, including a list of all current customers of the Business and prospective customers of the Business (i.e., customers who have been approached by Seller or have approached Seller with a view to do future business with the Business), excluding, however, historical operations, accounting and financial records as well as any information the transfer of which would be prohibited pursuant to applicable Laws.

“Contract” means any written or oral, express or implied contract, agreement, obligation, promise, commitment or undertaking to which Seller or a Selling Subsidiary is a party as well as any contractual offer made by or to Seller or a Selling Subsidiary.

“Copyrights” means copyrights, whether registered or unregistered, arising under the Laws of any jurisdiction anywhere in the world, including all registrations and applications for registration with respect thereto.

“Employee Benefit Plan” means any plan or collective grant (Gesamtzusage) of Seller which (i) provides benefits in addition to salary and wages, (ii) applies to any of the Business Employees, and (iii) does not qualify as a Pension Commitment or a deferred compensation plan.

“Encumbrances” means any lien, claim, charge, security interest, mortgage, pledge, deed of trust, option, right of first refusal, servitude, easement, conditional sale or other title retention agreement, covenant or other similar restriction, adverse claims of ownership or use, transfer restriction or other similar restriction or Third Party right, but shall not include Permitted Encumbrances.

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“Euribor” means the European inter-bank offer rates for Euro deposits with interest periods of one (1) month quoted on the Reuters Page EURIBOR at 11.00 am CET on the first Business Day of the relevant month.

“Exclusively Used for the Business” means with respect to any asset, contract or right that such asset, contract or right is used for the Business only.

“Governmental Authority” means any legislative, executive or judicial authority (supranational, national, federal, provincial, state or local) or any department, commission, board, agency, bureau or official thereof.

“HGB” means the German Commercial Code (Handelsgesetzbuch), as amended.

“Intellectual Property Rights” means all intellectual property rights arising from (i) Patents, (ii) Copyrights and (iii) Trademarks.

“Inventory Value” means the value of the Purchased Inventory as of the Closing Date as determined pursuant to Section 4.5.

“IT Services Agreement” means the agreement in substantially the form attached hereto as Exhibit A.

“Jubilee Commitments” means all schemes, plans, promises, arrangements, agreements and other commitments of individual or collective nature which provide the Business Employees with lump sums, gratuities or similar benefits in the event or in anticipation of a jubilee (Jubiläumsleistungen).

“Know How” means all information of any kind or nature, in whatever form and whether or not embodied in a tangible medium, including customer lists, concepts, ideas, methods, processes, trade secrets, methodologies, designs, plans, schematics, bill of materials, drawings, formulae, technical data, specifications, research and development information, technology and product roadmaps, models, data bases, marketing materials, and other proprietary or confidential information, excluding any Intellectual Property Rights that cover or protect any of the foregoing.

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“Knowledge of Seller” or “Seller’s Knowledge” means the actual knowledge of the individuals identified on Schedule 1.1(b).

“Law” or “Laws” means any foreign, federal, state or local law, statute, code, rule or regulation.

“Legal Entity” means any corporation, company, partnership, association or other legal entity established pursuant to any jurisdiction.

“Losses” means all liabilities, costs, expenses and other damages within the meaning of Sections 249 et seq. BGB, but excluding any internal administration and overhead costs.

“Material Adverse Effect” means any fact, circumstance, change or effect that, individually or when taken together with all other such facts, circumstances, changes or effects that exist at the date of determination of the occurrence of the Material Adverse Effect, is materially adverse to the business, operations or financial condition of the Business, taken as a whole, or Seller’s ability to perform its obligations under this Agreement or consummate the transactions contemplated thereby; provided, however, that no facts, circumstances, changes or effects (by themselves or when aggregated with any other facts, circumstances, changes or effects) resulting from, relating to or arising out of the following shall be deemed to be or constitute a Material Adverse Effect, and no facts, circumstances, changes or effects resulting from, relating to or arising out of the following shall be taken into account when determining whether a Material Adverse Effect has occurred or may, would or could occur:

(i)	economic, financial or political conditions in any jurisdiction in which the Business has substantial business or operations, and any changes therein (including any changes arising out of acts of terrorism, war, weather condition or other force majeure events);

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(ii)	conditions in the wireless industry, and any industry wide changes therein (including any changes arising out of acts of terrorism, war, weather conditions or other force majeure events);

(iii)	conditions in the financial markets, and any changes therein (including any changes arising out of acts of terrorism, war, weather conditions or other force majeure events);

(iv)	acts of terrorism or war;

(v)	directly from the execution, announcement or pendency of this Agreement and the transactions contemplated thereby;

(vi)	directly from compliance by Seller or the Selling Subsidiaries with the terms of this Agreement or the failure by Seller or the Selling Subsidiaries to take any action that is prohibited by this Agreement; and

(vii)	any failure by the Business to achieve projected revenue or operating results as such.

“Ordinary Course of Business” means the ordinary and usual course of normal day-to-day operations of the Business as conducted by Seller consistent with Seller’s past practice.

“Patents” means patents or patent applications of any kind or nature (including industrial designs and utility models that are subject to statutory protection), wheresoever issued or pending anywhere in the world.

“Patent Assignment Agreement” means the agreement in substantially the form attached hereto as Exhibit B.

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“Pension Commitments” means all schemes, plans, promises, arrangements, agreements and other commitments of individual or collective nature which provide the Business Employees with pensions, lump sums, gratuities or similar monetary benefits in the event of early retirement, death or disability (betriebliche Altersversorgung).

“Permitted Encumbrances” means any (i) statutory lien for Taxes, assessments and other governmental charges or liens of carriers, landlords, warehousemen and mechanics incurred in the Ordinary Course of Business, (ii) rights of retention (Eigentumsvorbehalte) granted in the Ordinary Course of Business, (iii) liens incurred or deposits made in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other types of social security, and (iv) non-exclusive licenses granted by Seller or an Affiliate of Seller in connection with sales of Products to customers in the Ordinary Course of Business.

“Person” means any individual or Legal Entity.

“Post-Closing Tax Period” means any Tax period beginning after the Closing Date, and, in the case of any Straddle Period, the portion of such Straddle Period beginning on the day after the Closing Date.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and, in the case of any Straddle Period, the portion of such Straddle Period ending on the Closing Date.

“Products” means all bulk acoustic wave filters or bulk acoustic wave resonators using wafer level packaging, including the products set forth on Schedule 1.1(c).

“Selling Subsidiary” means any Person of which a majority of the outstanding share capital, voting securities or other voting equity interests is owned, directly or indirectly, by Seller, and which will sell and transfer Purchased Assets, Purchased Intellectual Property or Purchased Contracts to Purchasers as contemplated by this Agreement.

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“Straddle Period” means any Tax period that begins on or before and ends after the Closing Date.

“Subsidiary” means any Person that is, directly or indirectly through one or more intermediaries, controlled by any other Person, and the term “control” means the possession, directly or indirectly through one or more intermediaries, of the power to direct, or cause the direction of, the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract or otherwise.

“Third Party” means any person or Legal Entity other than a Party or an Affiliate of a Party.

“Trademarks” means trademarks, trade names, corporate names, business names, trade styles, service marks, logos, other source or business identifiers and general intangibles of like nature, together with goodwill associated therewith, whether registered or unregistered and whether arising under the Laws of any jurisdiction anywhere in the world, and registrations and applications for registration with respect to any of the foregoing.

“Transfer Date” means the first day of the month following the Closing Date.

“Transitional Services Agreement” means the agreement in substantially the form attached hereto as Exhibit C.

“Transitional Supply Agreement” means the agreement in substantially the form attached hereto as Exhibit D.

“Tax” or “Taxes” means all kinds of (i) taxes and similar assessments or charges within the meaning of Section 3 AO or the relevant provisions under applicable foreign Laws, including, without any limitation, federal statutory, state, local, municipal and governmental duties, corporate income tax, trade

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tax, state tax, stamp duty, transfer tax, custom duty, registration tax, wealth tax, wage tax, value added tax, and any other form of taxation, levy, duty, charge, contribution, withholding or impost of whatever nature, (ii) all social security contributions, and (iii) any fines, penalties, surcharge charges, costs or interest or similar charges with respect to (i) and (ii).

“VAT” means value added tax pursuant to the German VAT Act (Umsatzsteuergesetz) or any other value added or sales tax.

1.2	Terms Defined Elsewhere in this Agreement

For purposes of this Agreement, the following terms shall have the meanings set forth in the Sections indicated below:

“Additionally Transferred Employees”	Section 6.4.2

“Adjustment Amount”	Section 4.5.3

“Aggregate Consideration”	Section 4.1

“Agreement”	Recitals

“Asset Transfer Agreement”	Section 5.1.1

“Assumption Agreement”	Section 5.2

“Business”	Recitals

“Closing”	Section 7.1

“Closing Actions”	Section 7.3

“Closing Conditions”	Section 7.2

“Closing Date”	Section 7.1

“Disclosed Information”	Section 10.3.1

“Estimated Inventory Value”	Section 4.2

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“Guarantor”	Preamble

“Indemnified Liability”	Section 14.2

“Independent Expert”	Section 4.5.2

“Interim Period”	Section 14.8

“Investigation”	Section 10.2.1

“Key Business Employees”	Section 7.2.3

“Licensed Intellectual Property”	Section 2.3.2

“Licensed Products”	Section 2.3.2

“Notice”	Section 16.2

“Objecting Business Employee”	Section 6.4.1

“Objection Notice”	Section 4.5.1

“Party” or “Parties”	Preamble

“Permits”	Section 8.11

“Purchase Price”	Section 4.1

“Purchased Assets”	Section 2.1

“Purchased Contracts”	Section 3.1

“Purchased Fixed Assets”	Section 2.1.1

“Purchased Intellectual Property”	Section 2.3.1

“Purchased Inventions”	Section 2.3.1

“Purchased Inventory”	Section 2.1.2

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“Purchased Know How”	Section 2.1.3

“Purchased Tangible Assets”	Section 2.1.2

“Purchaser” or “Purchasers”	Preamble

“Purchasers’ Claim”	Section 10.2.1

“Purchasers’ Representations”	Section 9

“Purchasers’ Representatives”	Section 10.3.1

“Reconciliation of Interest Agreement and Social Plan”	Section 6.3

“Remediation Notice”	Section 10.2.1

“Seller”	Preamble

“Seller’s Breach”	Section 10.1

“Seller’s Continuing Products”	Section 14.7.1

“Seller’s Representations”	Section 8

“Seller’s Valuation Principles”	Section 4.2

“Third Party Claim”	Section 10.2.2

“Third Party Consents”	Section 3.2

“Time Limitations”	Section 12.1.2

“VAT Reimbursement Amount”	Section 4.3

“VAT Reimbursement Obligation”	Section 4.3

1.3	Other Definitional and Interpretive Matters

Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

1.3.1	Calculation of Time Period

When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the provisions of Section 187 BGB et seq. shall apply.

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1.3.2	Gender and Number

Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

1.3.3	Headings

The provision of a Table of Contents, the division of this Agreement into Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

1.3.4	Herein

The words such as “herein”, “hereinafter”, “hereof”, and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

1.3.5	Including

The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

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1.3.6	Currency

All currency references included in this Agreement and the Ancillary Agreements shall refer to Euro(s).

1.3.7	Reasonable Commercial Efforts

Reasonable commercial efforts means that the obligated Party is required to make a diligent, reasonable and good faith effort to accomplish the applicable objective. Such obligation, however, does not require an expenditure of material funds or the incurrence of a liability on the part of the obligated Party, nor does it require that the obligated Party acts in a manner that would be contrary to normal commercial practices in order to accomplish the objective. The fact that the objective is or is not actually accomplished is no indication that the obligated Party did or did not in fact utilize its reasonable commercial efforts in attempting to accomplish the objective.

1.3.8	Schedules and Exhibits

The Schedules and Exhibits attached to this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. Any matter specifically disclosed by either Party on any Schedule with respect to any representation, warranty or covenant of such Party shall be deemed disclosed for purposes of all other representations, warranties or covenants of such Party to the extent that it is reasonably apparent from such disclosure that it also relates to such other representations, warranties or covenants, and to the extent any matter disclosed on any Schedule conflicts with any representation, warranty or covenant of such Party contained in this Agreement, and to the extent such conflict is reasonably apparent thereto, such Party shall not have any liability with respect to such representation, warranty or covenant.

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1.3.9	German Terms

Where a German term has been inserted in italics, it alone (and not the English term to which it relates) shall be authoritative for the purpose of the interpretation of the relevant English term in this Agreement.

§ 2

Sale of Assets;

Sale and Licensing of Intellectual Property Rights

2.1	Sale and Purchase of Assets

Upon the terms and subject to the conditions of this Agreement, Seller herby sells (verkauft) or agrees to cause a Selling Subsidiary, as appropriate, to sell (verkaufen) to Purchasers, and Purchasers hereby agree to purchase (kaufen) from Seller or the applicable Selling Subsidiary, the Purchased Assets. Seller undertakes to procure that any Selling Subsidiary shall fully comply with all obligations resulting from this Agreement. For purposes of this Agreement, “Purchased Assets” means all the assets of Seller or a Selling Subsidiary which are set forth or described in Section 2.1.1 through Section 2.1.5 below, whether or not any of such assets have any value for accounting purposes or are carried or reflected on, or are specifically referred to, in Seller’s or the Selling Subsidiary’s books or financial statements:

2.1.1	the movable fixed assets identified on Schedule 2.1.1 (the “Purchased Fixed Assets”), provided, that:

(i)	movable fixed assets which are identified on Schedule 2.1.1 but which will be sold or otherwise disposed of by Seller or a Selling Subsidiary in the Ordinary Course of Business between the date hereof and the Closing Date shall not constitute Purchased Assets; and

(ii)	movable fixed assets which are not identified on Schedule 2.1.1, but which will be acquired by Seller or a Selling Subsidiary in the Ordinary Course of Business between the date hereof and the Closing Date and which will be Exclusively Used for the Business shall constitute Purchased Assets;

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2.1.2	all finished goods within the meaning of Section 266 (2) (B) (I) No. 3 HGB which will be Exclusively Used for the Business and which will be owned by Seller or a Selling Subsidiary, in each case as of the Closing Date, except for any inventory within the meaning of Section 266 (2) (B) (I) No. 1- 3 HGB which is related to the Product NWX 1915C (including NWX 1915CR, NWX 1915CT and NWX 1915CTM) (the “Purchased Inventory” and, together with the Purchased Fixed Assets, the “Purchased Tangible Assets”);

2.1.3	all Know How owned by Seller or a Selling Subsidiary which is Exclusively Used for the Business, including the Know How identified on Schedule 2.1.3 (the “Purchased Know How”);

2.1.4	the Business Records; and

2.1.5	Seller’s warranty claims related to the Purchased Tangible Assets to the extent these warranty claims (i) constitute either a right of supplementary performance (Nacherfüllung), a right of reduction (Minderung), a right of rescission (Wandlung) or a right to claim damages due to a defect (Schadensersatzanspruch wegen Sachmangel), and (ii) are transferable; to the extent such warranty claims cannot be transferred to Purchasers, Seller shall, upon Purchasers’ request, pursue such warranty claims on behalf of Purchasers and, unless there is a Seller’s Breach and Purchasers are entitled to damages pursuant to this Agreement in connection with such warranty claim, at Purchasers’ cost.

2.2	Excluded Assets

For the avoidance of doubt, the Parties agree that the Purchased Assets shall not include any accounts receivables or account payables pertaining to the Business which become due and payable prior to the Closing Date.

2.3	Sale of Patents; License to Intellectual Property Rights

2.3.1	Upon and subject to the terms and conditions of the Patent Assignment Agreement, Seller hereby sells (verkauft) or agrees to cause a Selling

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Subsidiary, as appropriate, to sell (verkaufen) to Purchasers, and Purchasers hereby agree to purchase (kaufen) from Seller or the applicable Selling Subsidiary, the Patents which are identified on Annex A to the Patent Assignment Agreement (the “Purchased Intellectual Property”) and the patentable inventions which are identified on Annex B to the Patent Assignment Agreement (the “Purchased Inventions”). The Parties agree that sale of the Patents which constitute the Purchased Intellectual Property shall include the sale of all members of each such Patent’s patent family. The Parties agree that it shall be Purchasers’ responsibility to pursue any further legal protection or filings with respect to the inventions included in the Purchased Intellectual Property or the Purchased Inventions.

2.3.2

With effect as of the Closing Date, Seller hereby grants to Purchaser 3 to the extent legally permitted a non-exclusive, irrevocable, perpetual, worldwide, non-transferable, and royalty-free right and license (not including the right to sub-license) to the Know-How and the Intellectual Property Rights which are owned by Seller or a Selling Subsidiary and which are required for the Business, in each case, however, (i) limited to the development, manufacturing, marketing and sale of the Products, and (ii) except for any rights pertaining to the Seller’s name “Infineon” in any form and combination (the “Licensed Intellectual Property”). As an exception to the principle that the Licensed Intellectual Property may not be sub-licensed, Purchaser 3 shall have the right to sub-license the Licensed Intellectual Property to (i) any manufacturer of Products previously approved by Seller (such approval not to be unreasonably withheld by Seller) with the right of such approved manufacturer to manufacture Products using the Licensed Intellectual Property (the “Licensed Products”) exclusively for Purchaser or (ii) to any Subsidiary of Avago Technologies Limited, a company under the laws of Singapore, with principal place of business at 1 Yishun Avenue 7, 768923 Singapore, Singapore, registered under incorporation number 200510713C, in each case with the same license scope as granted to Purchaser pursuant to this Section 2.3.2, provided, however, that such right to sub-license as well as

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the granted sub-license itself shall cease to exist with immediate effect as soon as (i) the respective Subsidiary of Avago Technologies Limited no longer constitutes a Subsidiary of Avago Technologies Limited or (ii) the respective manufacturer ceases to manufacture Licensed Products exclusively for Purchasers (provided, however, that the right to sub-license the Licensed Intellectual Property to a manufacturer previously approved by Seller as well as the sub-license granted to such manufacturer shall not cease to exist if the respective manufacturer begins to manufacture Products other than Licensed Products for a Third Party without being required to use or without actually using the Licensed Intellectual Property). If Purchasers intend to transfer the Business as a whole to a Third Party, the consent of Seller to a transfer of the license to the Licensed Intellectual Property (which is required pursuant to the first sentence of this Section 2.3.2) shall not be unreasonably withheld.

2.3.3	The Parties agree the Seller shall neither actively produce copies of the Purchased Know How nor take any other active measures to maintain copies of the Purchased Know How. To the extent Seller is not in breach with its obligations set forth in the preceding sentence, Seller shall be entitled to retain existing copies of the Purchased Know How. With effect as of the Closing Date, Purchasers grant to Seller a non-exclusive, non-transferable, worldwide, perpetual and fully paid-up right and license to use the Purchased Know How for any and all purposes outside the scope of the Business. The limitations on sub-licensing which are set forth in Section 2.3.2 shall apply mutatis mutandis to Seller’s right to sublicense the license granted pursuant to this Section 2.3.3, except for the reference to Avago Technologies Limited in Section 2.3.2 which shall be replaced with a reference to Seller for purposes of this Section 2.3.3. In addition and with effect as of the Closing Date, Purchasers grant Seller a non-exclusive, non-transferable, worldwide and fully-paid up right and license to use the Purchased Know How within the scope of the Business to perform Seller’s obligations under the Transitional Supply Agreement, the IT Services Agreement and the Transitional Services Agreement.

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§ 3

Sale of Contracts

3.1	Sale of Contracts

Upon the terms and subject to the conditions of this Agreement, Seller hereby sells (verkauft) or agrees to cause a Selling Subsidiary, as appropriate, to sell (verkaufen) to Purchasers by way of an assumption of contract with full discharge of Seller (im Wege der Vertragsübernahme mit befreiender Wirkung) all rights and obligations resulting from (i) all Contracts which are Exclusively Used for the Business as of the date hereof, including the Contracts identified on Schedule 3.1, and (ii) all Contracts which will be entered into by Seller or a Selling Subsidiary between the date hereof and the Closing Date in the Ordinary Course of Business and which will be Exclusively Used for the Business (collectively, the “Purchased Contracts”). The Seller undertakes to update Schedule 3.1 on the Closing Date to include all open purchase orders which pertain to the Business as of the Closing Date. The Parties acknowledge that except for the Purchased Contracts and the employment agreements with the Business Employees (which will be transferred to Purchasers pursuant to operation of law as described in Section 6), Purchasers will not assume any other Contracts pursuant to this Agreement.

3.2	Consent of Third Parties

Seller will use reasonable commercial efforts to obtain the consents of the Third Parties which are required to transfer the Purchased Contracts to Purchasers and which are identified on Schedule 3.2 (the “Third Party Consents”) and Purchasers shall use reasonable commercial efforts to support Seller in obtaining the Third Party Consents, provided, that Seller may in its sole discretion and without incurring any liability under this Agreement or otherwise determine the date on when it contacts the respective Third Parties to obtain the Third Party Consents, and, provided further, that Seller shall make contacts to such Third Parties at the latest on the day the objection

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period for the Business Employees as set forth in Section 613a (6) BGB has expired. To the extent that the Third Party Consents cannot be obtained prior to or after the Closing Date, Seller or the respective Selling Subsidiary will vis-à-vis the Third Party (im Außenverhältnis) remain the party to the respective Purchased Contract and the Parties will, for the purpose of their internal relationship (im Innenverhältnis) and to the extent permitted by applicable Laws and the terms and provision of the respective Purchased Contract, behave and treat each other as if the transfer of the Purchased Contract had effectively taken place on the Closing Date. In particular, Seller or the respective Selling Subsidiary will follow Purchasers’ instructions regarding the exercise of any rights under such Purchased Contract and Purchasers shall indemnify Seller or the respective Selling Subsidiary against any liability arising from the fact that Seller or the respective Selling Subsidiary remains a party to the respective Purchased Contract vis-à-vis the Third Party (im Außenverhältnis).

3.3	Obligations of Purchasers

As of and from the Closing Date, Purchasers on behalf of themselves and their Affiliates shall carry out, perform and discharge all of the obligations and liabilities under the Purchased Contracts and shall indemnify and to hold harmless Seller or the respective Affiliates of Seller from and against any and all liabilities or costs suffered or incurred by Seller or the respective Affiliate of Seller as a result of any failure by Purchasers to carry out, perform and discharge such obligations and liabilities.

3.4	Claims and Liabilities under the Purchased Contracts

3.4.1	Purchasers shall not assume any of Seller’s liabilities under any of the Purchased Contracts which arise from performances received by Seller from Third Parties prior to or on the Closing Date or which arise from performances rendered by Seller to Third Parties prior to or on the Closing Date.

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3.4.2	Purchasers shall not assume any of Seller’s claims under any of the Purchased Contracts which arise from performances received by Seller from Third Parties prior to or on the Closing Date, unless and to the extent such claims relate to disadvantages or damages occurring after the Closing Date, or which arise from performances rendered by Seller to Third Parties prior to or on the Closing Date.

3.4.3	To the extent Seller has received any advance payments from Third Parties with respect to delivery obligations which become due after the Closing Date, Seller shall remit such advance payments to Purchasers in accordance with the obligations set forth in Section 14.4.

3.4.4	Seller shall indemnify Purchasers against any liabilities, claims, costs or expenses under or in connection with the Purchased Contracts which are not intended to be transferred to Purchasers according to Section 3.4.1 and Section 3.4.2, but for which Purchasers should nevertheless be held liable by a Third Party. The rights and obligations set forth in Section 10.2 shall apply mutatis mutandis.

§ 4

Consideration

4.1	Aggregate Consideration

The aggregate consideration to be paid by Purchasers to Seller pursuant to this Agreement shall be an amount in cash equal to the sum of (i) EUR 20,449,612 (in words: twenty million four-hundred forty-nine thousand six-hundred and twelve Euros) (the “Purchase Price”) and (ii) the Inventory Value (the Purchase Price and the Inventory Value collectively the “Aggregate Consideration”). The Parties agree that the Purchase Price includes the consideration for the Purchased Intellectual Property and the Purchased Inventions which amounts to EUR 4,500,000 (in words: 4 million five hundred thousand Euros).

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4.2	Estimated Inventory Value

No later than five (5) Business Days prior to the Closing Date, Seller shall deliver to Purchasers a written notice setting forth Seller’s good faith estimate of the quantity of Inventory that Seller reasonably expects to transfer to Purchasers on the Closing Date, together with Seller’s good faith estimate of the value of the Inventory as of the Closing Date (the “Estimated Inventory Value”). The Estimated Inventory Value shall be determined by Seller on the basis of Seller’s existing principles for valuing Inventory which are set forth on Schedule 4.2 (“Seller’s Valuation Principles”).

4.3	Value Added Tax

The Parties assume that the sale and transfer of the Business as contemplated by this Agreement may be, depending on the respective assets, subject to VAT (steuerbar) and thus taxable (steuerpflichtig) or tax-exempt (steuerfrei). Seller and the Selling Subsidiaries shall submit to Purchasers within two weeks after the Closing Date an invoice or invoices, meeting the legal requirements of the German VAT Act (Umsatzsteuergesetz) or any other VAT regime the sale of the assets will be subject to, in order to enable Purchasers to claim input VAT (Anspruch auf Abzug der Vorsteuer). If the competent tax authorities qualify the sale and transfer of the Business as not being subject to VAT (in whole or in part), Seller shall repay the VAT amount or the relevant portion thereof (plus ancillary charges, if any) (the “VAT Reimbursement Amount”) to Purchasers (such payment obligation the “VAT Reimbursement Obligation”) if and to the extent that the respective VAT Reimbursement Amount is actually reimbursed to Seller or Selling Subsidiaries by the competent tax authorities. Upon written request of Purchasers, Seller and the Selling Subsidiaries shall settle the VAT Reimbursement Obligation by assignment of the relevant claim to reimbursement of the VAT Reimbursement Amount against the tax authorities, and Purchasers shall accept such assignment on account of performance (erfüllungshalber) with full release of Seller and the Selling

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Subsidiaries from the VAT Reimbursement Obligation. The Parties agree to perform the assignment vis-à-vis the tax authorities in compliance with all formal requirements of Section 46 (3) AO. To the extent the VAT Reimbursement Obligation remains unsettled, Seller and the Selling Subsidiaries shall repay the outstanding VAT Reimbursement Amount to Purchasers within due course.

4.4	Closing Date Payments

On the Closing Date, Purchasers shall pay to Seller an amount equal to the sum of (i) the Purchase Price and (ii) the Estimated Inventory Value, in each case plus applicable VAT.

4.5	Final Determination of Inventory Value; Dispute Resolution

4.5.1	Any objections of Purchasers against the Estimated Inventory Value calculated by Seller pursuant to Section 4.2 must be raised within one month after the Closing Date by providing Seller with a written statement which specifies in reasonable detail the basis for such objections and includes Purchasers’ calculation of the Inventory Value (the “Objection Notice”). If and to the extent Purchasers do not object during such period and in such manner, the Estimated Inventory Value shall become final and binding upon the Parties and shall constitute the Inventory Value for purposes of this Agreement.

4.5.2

If and to the extent Purchasers provide Seller with an Objection Notice as set forth in Section 4.5.1, Purchasers and Seller shall cooperate in good faith to resolve any disputed items as promptly as possible. In the event Purchasers and Seller are unable to resolve all of the disputed items within one month following receipt by Seller of the Objection Notice, each of Seller and Purchasers shall be entitled to request the German Institute of Chartered Accountants (Institut der Wirtschaftsprüfer in Deutschland e.V.) to appoint an auditor (the “Independent Expert”) to determine the correct amount of the Inventory Value. The Independent Expert shall act as an expert

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(Schiedsgutachter) and not as a mediator (Schlichter). Seller and Purchasers shall each cooperate with the Independent Expert and shall grant the Independent Expert access to such books and records as may be reasonably necessary to permit a determination by the Independent Expert. Seller and Purchasers shall each submit to the Independent Expert its proposed resolution of the disputed items, and the Independent Expert shall decide only on the specific items in dispute. The final decision of the Independent Expert shall not fall beyond or outside the positions taken by the Parties. The Independent Expert shall make its determination in accordance with Seller’s Valuation Principles and shall give the Parties an adequate opportunity to present their views in writing and at a hearing or hearings to be held in the presence of Seller and Purchasers and their advisors. The decision of the Independent Expert shall give reasons for the Independent Expert’s determination of the Inventory Value and shall address the specific items in dispute between Seller and Purchasers. The Independent Expert shall use reasonable commercial efforts to complete its review within thirty (30) Business Days following its engagement. The Independent Expert’s fees and expenses shall be allocated based on the inverse of the percentage its determination (before such allocation) bears to the total amount in dispute as originally submitted to the Independent Expert. For example, should the items in dispute total in amount to EUR 1,000 and the Independent Expert awards EUR 600 in favour of Seller’s position, 60% of the costs of its review would be borne by Purchasers and the remaining 40% of the costs would be borne by Seller. The value of the Inventory determined by the Independent Expert shall be final and binding on the Parties, unless there is manifest error, and shall constitute the Inventory Value for purposes of this Agreement.

4.5.3	Upon resolution of any disputes in accordance with the provisions of Section 4.5.2, any deviations between the Estimated Inventory Value and the Inventory Value (the “Adjustment Amount”) shall be settled as follows:

(i)	in the event the Adjustment Amount is in favour of Seller, Purchasers shall pay to Seller the Adjustment Amount plus interest thereon at a rate of 300 basis points over Euribor from and including the Closing Date to, but excluding, the date of payment;

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(ii)	in the event the Adjustment Amount is in favour of Purchasers, Seller shall pay to Purchasers the Adjustment Amount plus interest thereon at a rate of 300 basis points over Euribor from and including the Closing Date to, but excluding, the date of payment.

4.6	Allocation of Aggregate Consideration

Seller and Purchasers shall in good faith agree on an allocation of the Aggregate Consideration. This allocation shall serve as a basis for any invoicing by Seller or the Selling Subsidiaries and shall be provided to Seller or the Selling Subsidiaries prior to the Closing Date. In case the allocation needs to be amended after Seller or the Selling Subsidiaries have issued invoices to the Purchasers, an amendment of such invoices will be made based on Section 14 of the German VAT Act (Umsatzsteuergesetz) or based on the provisions of the VAT regimes applicable to the sale of the assets, respectively. The Parties shall be obliged to comply with the legal requirements resulting from any amendment of the allocation.

4.7	Rules for Payments

4.7.1	Any payments pursuant to this Agreement shall be made by wire transfer in immediately available funds, value as of the relevant due date set out in this Agreement or otherwise provided by law, free of bank and/or any other charges.

4.7.2	Any payments to Seller or Purchasers pursuant to this Agreement shall be made to the bank accounts of Seller or Purchasers set forth on Schedule 4.7.2 or to such other bank accounts to be designated by Seller or Purchasers, respectively, to the respective other Party at least five (5) Business Days prior to the due date of the respective payment.

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§ 5

Transfer of Purchased Assets; Assumption of Purchased Contracts

5.1	Transfer of Purchased Tangible Assets

5.1.1	At the Closing Seller and each of the Selling Subsidiaries, on the one hand, and Purchasers, on the other hand shall agree (sich darüber einigen) to transfer title to the Purchased Tangible Assets to one of Purchasers identified to Seller at least five (5) Business Days before the envisaged Closing Date with in rem effect (mit dinglicher Wirkung) as of the Closing Date by virtue of one or more separate asset transfer agreements to be executed on the Closing Date substantially in the form attached hereto as Exhibit E (each an “Asset Transfer Agreement”).

5.1.2	At the Closing Seller and each of the Selling Subsidiaries shall deliver (übergeben) to Purchasers the Purchased Tangible Assets. To the extent that such delivery does not occur with respect to individual Purchased Tangible Assets, the delivery (Übergabe) required in respect of the transfer of title will be replaced by the agreement that such assets are to be kept in safe custody from the Closing Date by the Seller or the applicable Selling Subsidiary for Purchasers (Besitzkonstitut). To the extent that certain Purchased Tangible Assets should be in the possession of Third Parties on the Closing Date, the delivery (Übergabe) shall be replaced by the Seller’s or the Selling Subsidiary’s assignment to Purchasers of its possessory claim related to such Purchased Tangible Asset (Abtretung des Herausgabeanspruchs).

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5.2	Assumption of Purchased Contracts

At the Closing Purchasers shall assume, with effect as of the Closing Date, the Purchased Contracts and all rights and obligations thereunder by virtue of one or more agreements to be executed on the Closing Date substantially in the form attached hereto as Exhibit F (each an “Assumption Agreement”).

5.3	Transfer of Business Records

As soon as reasonably practical after the Closing Date, Seller shall hand over to Purchasers the Business Records. The provisions of Section 5.1 and Section 5.2 shall apply mutatis mutandis, provided, that the Parties shall not be obliged to enter into any Asset Transfer Agreement with respect to the transfer of Business Records.

§ 6

Business Employees

6.1	Transfer of Undertaking (Betriebsübergang)

The Parties assume that the consummation of the transactions contemplated by this Agreement will constitute a transfer of undertaking (Betriebsübergang) as defined in Section 613a BGB. As a consequence, the employment relationships between the Seller and the Business Employees will transfer to Purchaser 1 by operation of law with effect as of the Transfer Date, except for the employment relationships with Business Employees who have objected to the transfer of their employment relationship pursuant to Section 613a (6) BGB.

6.2	Changes in the Scope of the Business Employees

The Parties acknowledge that due to normal fluctuations, the employment relationships with some of the Business Employees may terminate between the date hereof and the Transfer Date, while other employees who may be

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hired for the Business or assigned to the Business by Seller with the approval of Purchasers, such approval not to be unreasonably withheld, between the date hereof and the Transfer Date will be transferred to Purchaser 1 by operation of law as set forth in Section 6.1. Seller undertakes to update Schedule 1.1(a) on the Transfer Date to reflect such changes.

6.3	Notification

Immediately after Seller has notified Purchasers that a reconciliation of interest agreement (Interessenausgleich) and a social plan (Sozialplan) pursuant to Section 111 et seq. BetrVG regarding the transactions contemplated by this Agreement and the assumption by Purchaser 1 of the operation (betriebliche Leitungsmacht) of the Business and its relocation (the “Reconciliation of Interest Agreement and Social Plan”) are not required or, to the extent the Reconciliation of Interest Agreement and Social Plan are required, after Seller’s negotiations with Seller’s works council with regard to them have been finalized, Seller and Purchaser 1 shall jointly notify the Business Employees in accordance with the requirements of Section 613a (5) BGB. The notice shall set a time limit of one (1) month within which each Business Employee must inform the Seller or the Purchaser 1 in writing if the Business Employee objects to the transfer of its employment relationship to Purchaser 1. Purchaser 1 shall, without undue delay, furnish Seller with sufficient and accurate information which are required by Seller to fulfil Seller’s information obligations towards the Business Employees pursuant to this Section 6.3 and the statutory requirements. Seller and Purchaser 1 shall inform each other of any notice of objection (Widerspruch) which either Party has received from any Business Employee

6.4	Indemnification

6.4.1

With respect to each Business Employee who objects to the transfer of its employment relationship to Purchaser 1 in accordance with Section 613a (6) BGB (each an “Objecting Business Employee”), Purchasers shall indemnify Seller for, and hold Seller harmless against, any salaries, benefits, employer’s

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portions of social security contributions (Arbeitgeberbeiträge zur Sozialversicherung) payable to or in favour of such Objecting Business Employee during a period of six (6) months following the Transfer Date and any severance payment payable to or in favour of such Objecting Business Employee to the extent such severance payment has been approved by Purchaser 1 (such approval not to be unreasonably withheld), provided, that Seller shall not be indemnified for salaries payable to any Objecting Business Employees for times during which Seller actually used the services of the Objecting Business Employees.

6.4.2	Seller shall indemnify Purchasers for, and hold Purchasers harmless against,

(i)	any salaries payable during the first twelve (12) months after the Transfer Date to employees of Seller other than Business Employees who should transfer to Purchaser 1 by operation of law (the “Additionally Transferred Employees”) or any severance payments made in favour of Additionally Transferred Employees to the extent such severance payments have been approved by Seller (such approval not to be unreasonably withheld), provided, that Purchasers shall not be indemnified for salaries payable to Additionally Transferred Employees for times during which Purchaser 1 actually used the services of the Additionally Transferred Employees;

(ii)	any salaries payable to the Business Employees as well as any other costs, expenses, or liabilities arising from or in connection with the employment relationships of the Business Employees if these payment obligations (x) become due on or before the Transfer Date or (y) become due after the Transfer Date but relate to periods before the Transfer Date.

(iii)

any claims of the Business Employees against Purchasers relating to pay raises that had been suspended at Seller for the period until the Transfer Date to be transferred into the fund “ERA-Anpassungsfonds” as provided for by the respective collective agreements, in particular

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“Tarifvertrag ERA-Anpassungsfonds in der bayerischen Metall- und Elektroindustrie” of 19 December 2003 and “Gesamtbetriebsvereinbarung zur Fortführung der Zuführung zum ERA-Anpassungsfonds der Firma Infineon Technologies AG” of 9 March 2006.

6.4.3	Seller shall indemnify Purchasers for, and hold Purchasers harmless against, any bonus arrangements, finder’s fees (Vermittlungsvergütungen) or other benefits in connection with the transactions contemplated by this Agreement which Seller has agreed with Business Employees, regardless whether they become due before the Transfer Date or thereafter.

6.4.4	Obligations of Seller vis-à-vis former employees who have left Seller prior to or on the Transfer Date out of company pension schemes (be they already payable or only vested) remain with Seller. Seller shall indemnify Purchasers for, and hold Purchasers harmless against all such claims.

6.4.5	If following the date hereof Seller has notified Purchasers that the Reconciliation of Interest Agreement and Social Plan

(i)	are required, Purchasers shall cooperate with Seller in good faith to identify and make such commitments to the Business Employees that may be reasonably required in order to reach an agreement with Seller’s work council (Betriebsrat). Such commitments may, e.g. include bonus payments by Purchaser 1 to the Transferred Employees or the waiver of the exemption under Section 112(a)(2) BetrVG. All such commitments need the prior approval of Purchasers which shall not be unreasonably withheld.

(ii)	are not required, Seller shall indemnify Purchasers for, and hold Purchasers harmless against, 50% of any claims of the Business Employees or Additionally Transferred Employees as well as 50% of any other costs, expenses or liabilities arising from or in connection with the fact that Seller has not entered into an Reconciliation of Interest Agreement and Social Plan.

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6.5	Cooperation

Each Party shall provide the other Party with all information reasonably required by the other Party to

(i)	comply with any legal requirement (whether statutory or pursuant to any written agreement with any relevant trade union, works council or other employee representative body); and

(ii)	inform, consult or negotiate with or seek consent from its employees, relevant trade unions, relevant works councils or any other employee representative body in relation to this Agreement.

Each Party shall indemnify the other Party from and against any damages incurred or suffered by the other Party as a result of such Party’s failure to comply with the provisions of this Section 6.5.

6.6	Communication with Business Employees

Unless agreed in advance with the other Party, either Party shall at any time between the date hereof and the Transfer Date refrain from any communication which is capable or intended to cause, provoke or encourage a Business Employee to object to the transfer of her or his employment relationship to Purchaser 1. In the event of a violation of this obligation, all costs, expenses and liabilities resulting from such objection shall be borne by the violating Party.

6.7	Transfer of Personnel Files

To the extent permitted by applicable Laws, Seller shall on the Transfer Date provide Purchaser 1 with the personnel files of the Business Employees.

6.8	Assumption of Liabilities

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6.8.1	Seller shall remain solely liable for any liabilities accrued for the benefit of the Business Employees under any existing stock option schemes.

6.8.2	Purchasers agree to have been fully compensated for the assumption of (i) all pension liabilities towards the Business Employees to the effect that no further compensation is due and (ii) any claims of the Business Employees for compensation (be it monetary compensation or additional vacation) for working time accounts (Zeitkonten) accrued for periods ending on the Transfer Date.

6.9	No Transfer of Undertaking

If contrary to the expectations of Seller and Purchasers the consummation of the transactions contemplated by this Agreement should not constitute a transfer of undertaking (Betriebsübergang) and the employment relationships of the Business Employees should therefore not transfer to Purchaser 1 by operation of law, Purchaser 1 shall make offers of employment to the Business Employees which provide for (i) at least the same salaries as the one paid to each Business Employee by Seller as set forth on Schedule 9.8.2, and (ii) benefits that, in the aggregate, are no less favourable than the benefits provided to each Business Employee by Seller as set forth on Schedule 9.8.2.

§ 7

Closing and Withdrawal

7.1	Closing Date

The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Infineon Technologies AG, Am Campeon 1-12, 85579 Neubiberg, Germany on a date which shall be no later than the seventh (7th) Business Day after satisfaction or waiver of the conditions set forth in Section 7.2, unless another time, date or place is agreed to in writing by the Parties, (the “Closing Date”).

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7.2	Closing Conditions

The respective obligation of Seller and Purchasers to consummate the transactions contemplated by this Agreement and to perform the actions and events set forth in Section 7.3 shall be subject to the fulfilment or waiver, prior to or at the Closing, of each of the conditions set forth in Section 7.2.1 through Section 7.2.5 (collectively the “Closing Conditions”):

7.2.1	No Governmental Authority shall have enacted, issued, promulgated or enforced any Law, judgement, decree, injunction or other order which is in effect on the Closing Date and which would prohibit, restrict or delay the consummation of the transactions contemplated by this Agreement.

7.2.2	There shall not have occurred a Material Adverse Effect from the date hereof to the Closing Date.

7.2.3	Messrs. Dr. Lueder Elbrecht, Martin Handtmann, Dr. Andreas Meckes and Dr. Winfried Nessler (collectively, the “Key Business Employees”) have either waived their right to object to the transfer of their employment relationship to Purchaser 1 pursuant to Section 613a (6) BGB, or the objection period set forth in Section 613a (6) BGB to which the Key Business Employees are entitled has expired and the Key Business Employees have not objected to the transfer of their employment relationships to Purchaser 1 during such expiration period.

7.2.4

Not more than two (2) Business Employees (other than the Key Business Employees) have objected to the transfer of their employment relationships to Purchaser 1 pursuant to Section 613a (6) BGB within the objection period set forth in Section 613a (6); if more than two (2) Business Employees should object to the transfer of their employment relationships to Purchaser 1, Purchaser 1 will in good faith determine whether the objections of the

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respective Business Employees justify a withdrawal from this Agreement; Purchaser 1 agrees that such good faith determination shall consider the opinion of Mr. Lueder Elbrecht as to whether the respective objecting employees are vital to the Business or whether they can be replaced without major efforts; in case Purchaser should decide not to withdraw from this Agreement, Purchaser and Seller agree to enter into good faith discussions regarding an adjustment of the Purchase Price.

7.2.5	Seller has either notified Purchasers that the Reconciliation of Interest Agreement and Social Plan are not required or Seller has notified Purchasers that they are required and have been finalized in accordance with the procedure set out in Sections 111 et seq. BetrVG.

7.2.6	The Parties shall inform each other without undue delay (unverzüglich) as soon as all Closing Conditions have been satisfied.

7.2.7	Purchasers may, at any time, unilaterally waive fulfilment of the Closing Conditions by written declaration to Seller.

7.3	Closing Actions

On the Closing Date the Parties shall perform the following actions (the “Closing Actions”) simultaneously (Zug um Zug):

7.3.1	Purchasers shall pay the Purchase Price and the Estimated Inventory Value to Seller as contemplated by Section 4.4 of this Agreement;

7.3.2	Seller and Purchasers shall jointly execute one or more Asset Transfer Agreements as contemplated by Section 5.1.1 of this Agreement;

7.3.3	Seller and Purchasers shall jointly execute one or more Assumption Agreements as contemplated by Section 5.2 of this Agreement;

7.3.4	Seller shall grant the Purchasers possession (Besitz) of the Purchased Tangible Assets as contemplated by Section 5.1.2 of this Agreement; and

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7.3.5	Seller and Purchasers shall jointly execute the Ancillary Agreements.

7.4	Closing Confirmation

After all Closing Actions have been performed, Seller and Purchasers shall confirm in a written document to be jointly executed by Seller and Purchasers substantially in the form attached hereto as Exhibit G that all Closing Actions have been performed or waived and that the Closing has occurred.

7.5	Withdrawal

Either Party may withdraw by written notice to the other Party from this Agreement (vom Vertrag zurücktreten) if the Closing shall not have occurred within six (6) months following the date hereof, provided, that the withdrawing Party is not in breach in any material respect of any of its obligations under this Agreement. In the event a Party has validly withdrawn from this Agreement, each Party shall be relieved of its duties and obligations arising under this Agreement, and such withdrawal shall be without liability to either Party, provided, that no such withdrawal shall relieve any Party hereto from liability for any breach of this Agreement arising prior to such withdrawal and, provided, further, that the obligations of the Parties with respect to confidentiality and publicity as contemplated in Section § 15, expenses as contemplated in Section 16.1 and this Section 7.5 shall survive any such withdrawal and shall remain enforceable hereunder.

§ 8

Representations and Warranties of Seller

Seller hereby represents and warrants (sichert zu und garantiert) to Purchasers by way of an independent promise of guaranty (selbständiges Garantieversprechen) within the meaning of Section 311 (1) BGB that the statements set forth in this Section 8 are true and correct in all material respects and are not misleading, in each case as of the date hereof, unless a certain representation or warranty is made as of

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a different date (collectively, the “Seller’s Representations”). Seller’s Representations set forth in Sections 8.1 through 8.4, 8.5, 8.6.1, 8.7.1, 8.9.1, 8.9.3 through 8.9.5, 8.10.1, 8.11 and 8.13 are true and correct in all material respects and are not misleading as of the date hereof and will be true and correct in all material respects and will not be misleading on the Closing Date.

8.1	Organization and Qualification of Seller and the Selling Subsidiaries

8.1.1	Seller is a stock corporation duly organized and validly existing under the Laws of the Federal Republic of Germany. Seller has all requisite corporate power and authority to own and operate the Purchased Assets and to carry on the Business as currently conducted.

8.1.2	Schedule 8.1.2 sets forth a list of each Selling Subsidiary, together with each Selling Subsidiary’s jurisdiction of organization. Each Selling Subsidiary is duly organized and validly existing under the Laws of its jurisdiction and has all requisite corporate power and authority to own and operate the Purchased Assets owned by it or the Purchased Contract to which it is a party, and to carry on its portion of the Business as currently conducted.

8.2	Authorization; Binding Effect

8.2.1	Seller has all requisite corporate power and authority to execute this Agreement and the Ancillary Agreements to which Seller will be a party, and to consummate the transactions contemplated hereby and thereby. The execution of this Agreement and the Ancillary Agreements to which Seller will be a party has been or will be duly authorized by all requisite corporate action.

8.2.2	Each Selling Subsidiary has all requisite corporate power and authority to execute the Ancillary Agreements to which such Selling Subsidiary will be a party and to consummate the transactions contemplated by such Ancillary Agreement. The execution of the Ancillary Agreements to which the Selling Subsidiary will be a party has been duly authorized by all requisite corporate action.

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8.2.3	This Agreement has been duly executed by Seller and this Agreement constitutes, and the Ancillary Agreements to which Seller and each Selling Subsidiary will be a party when duly executed by Seller or such Selling Subsidiary will constitute, valid and binding legal obligations of Seller or such Selling Subsidiary, enforceable against Seller or such Selling Subsidiary, as applicable, in accordance with its respective terms, except to the extent that enforcement of the rights and remedies created hereby and thereby may be affected by insolvency or similar Laws of general application affecting the rights and remedies of creditors and by general principles of public policy.

8.3	Non-Contravention; Consents

8.3.1	The execution of this Agreement and the consummation of the transactions contemplated thereby do not and will not result in a breach or violation of (i) Seller’s articles of association (Satzung) or other corporate documents or (ii) any applicable Laws, judgments, decrees or orders of any Governmental Authority having jurisdiction over Seller.

8.3.2	No consent, approval or authorization is required to be obtained by Seller or a Selling Subsidiary in connection with (i) the transfer of the co-ownership regarding the co-owned Purchased Intellectual Property Rights set forth on Schedule 8.10.1, (ii) the execution of this Agreement and the Ancillary Agreements to which Seller or such Selling Subsidiary will be a party or for the consummation of the transactions contemplated hereby or thereby by Seller or such Selling Subsidiary, except for the Third Party Consents.

8.4	No Insolvency

No insolvency or similar proceedings have been initiated or applied for under any applicable Laws against Seller or the Selling Subsidiaries, and, to the Knowledge of Seller, there are no circumstances that would require or justify the opening of such proceedings.

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8.5	Purchased Assets

The Purchased Assets are all of the assets of Seller or any Selling Subsidiary which are Exclusively Used for the Business.

8.6	Purchased Tangible Assets

8.6.1	Seller or, as the case may be, a Selling Subsidiary is the legal and beneficial owner of the Purchased Tangible Assets. The Purchased Tangible Assets are free of any Encumbrances.

8.6.2	Each Purchased Tangible Asset is, subject to usual wear and tear, in good operating condition and suitable for the purposes for which it is currently being used.

8.7	Purchased Contracts

8.7.1	Except as set forth on Schedule 8.7, each of the Purchased Contracts set forth in Section A.I.1), Section A.III and Section B of Schedule 3.1 is valid, binding and enforceable against Seller or the applicable Selling Subsidiary and, to Seller’s Knowledge, the other parties thereto in accordance with its terms, and to Seller’s Knowledge each of the Purchased Contracts set forth in Section A.I.1), Section A.III and Section B of Schedule 3.1 is in full force and effect.

8.7.2	Except as set forth on Schedule 8.7, neither Seller nor any Selling Subsidiary had received any notice that it is in material default under, or in material breach of, or is otherwise materially delinquent in performance under any Purchased Contract, and, to Seller’s Knowledge, each of the other parties to the Purchased Contracts has performed all obligations required to be performed by it under, and is not in default under, any Purchased Contract. Neither Seller nor any Selling Subsidiary has terminated or received any notice of termination of any Purchased Contract, and no other party to any of the Purchased Contracts has seriously stated to Seller or a Selling Subsidiary its intention to terminate any of the Purchased Contracts. Seller has provided Purchasers or its advisors with true and correct copies of the Purchased Contracts set forth in Section A.I.1), Section A.III and Section B of Schedule 3.1.

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8.7.3	The Purchased Contracts are all of the Contracts which are Exclusively Used for the Business.

8.8	Litigation

Except as set forth on Schedule 8.8, there is no action, suit, proceeding, arbitration or governmental investigation pending or, to Seller’s Knowledge, threatened against Seller or any Selling Subsidiary which (i) seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or (ii) pertains to the Purchased Assets, the Purchased Contracts or the Business Employees.

8.9	Business Employees

8.9.1	Except for the additional occupations (Nebentätigkeiten) set forth on Schedule 8.9.1, the Business Employees work exclusively for the Business and not for any of Seller’s other business activities.

8.9.2	Schedule 8.9.2 sets forth with respect to each Business Employee such Business Employee’s job function, location, start of employment with Seller, aggregate annual base salary, aggregate annual compensation for 2007, bonus arrangements and claims under Employee Benefit Plans.

8.9.3	Schedule 8.9.3 contains a list of all collective bargaining agreements (Tarifverträge) which apply to the Business, be it directly, by reference in shop agreements (Betriebsvereinbarungen) or in the individual employment contracts of the Business Employees.

8.9.4	Except as set forth on Schedule 8.9.4, none of the Business Employees is party to an early retirement arrangement (Altersteilzeitregelung) and none of the Business Employees is entitled to enter into any such early retirement arrangement (Altersteilzeitregelung).

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8.9.5	Schedule 8.9.5 contains a true and complete list of all Employee Benefit Plans maintained by Seller which are applicable to any of the Business Employees.

8.9.6	Except as set forth on Schedule 8.9.6, none of the Business Employees is entitled to any kind of work guarantee (besonderer Kündigungsschutz).

8.9.7	Schedule 8.9.7 contains a true and complete list of all Pension Commitments and Jubilee Commitments to which the Business Employees are entitled. All employer and employee contributions required by law or by the terms of the Pension Commitments to be paid, deducted or remitted with respect to a Business Employee have been so paid, deducted, or remitted in a timely fashion.

8.9.8	No Business Employee has taken any legal action against Seller and to Seller’s Knowledge no Business Employee has threatened to take any legal action against Seller in relation to any of the Pension Commitments which would become a liability of Purchasers after Closing, irrespective of any indemnities by Seller pursuant to this Agreement.

8.9.9	No binding representations or with respect to participation, eligibility for benefits, vesting, benefit accrual or coverage under any Pension Commitments have been made to any Business Employees which are not in accordance with the terms of such plans and which would require Purchasers to provide benefits at a level greater than that required under the terms of such plan.

8.9.10	Except as required by applicable law or disclosed on Schedule 8.9.7, Seller does not have any formal plan or commitment, whether contractually binding or not, to create any new Pension Commitments in respect of any Business Employee, for whom Purchasers will be required to provide benefits after Closing or to modify or change any existing Pension Commitment in a way that would increase the benefits of any Business Employee. No promises or commitments that would be binding on Purchasers have been made by Seller to amend any of the Pension Commitments after the date of this Agreement, except as required by applicable laws or disclosed on Schedule 8.9.7.

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8.9.11	Schedule 8.9.11 contains a calculation in which Seller’s provisions for obligations under the Pension Commitments have been updated to reflect the anticipated amount of such provisions as of 30 June 2008. The calculation is an estimation based on the census data as of June 30, 2007. The calculation has been prepared by Seller’s certified actuary and it is based on commercially reasonable assumptions. The calculation is in compliance with the terms of the Pension Commitments and does not contain any calculation errors.

8.10	Intellectual Property

8.10.1	Except for the co-owned Purchased Intellectual Property set forth on Schedule 8.10.1, either Seller or a Selling Subsidiary is the sole owner of all of the Purchased Intellectual Property and the Purchased Inventions and the Purchased Intellectual Property and the Purchased Inventions are not encumbered with any liens (Pfandrechte) or any other security interests (beschränkte dingliche Rechte). With regard to Purchased Intellectual Property and the Purchased Inventions, to Seller’s Knowledge all inventions made by Seller’s or the Selling Subsidiaries’ present or former managing directors, directors, officers and employees have been assigned to the Seller or the Selling Subsidiary and all inventions which are covered by the German Act On Employee Inventions (Arbeitnehmererfindungsgesetz) have been claimed in compliance with all applicable Laws. To the extent necessary to maintain the Purchased Intellectual Property in force, all registration or administration fees have been duly paid.

8.10.2	Except as set forth on Schedule 8.10.2, to Seller’s Knowledge, the activities of the Business as currently conducted do not infringe the Intellectual Property Rights of any Third Party.

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8.10.3	To Seller’s Knowledge, there is no suit or proceeding pending or threatened against Seller and Seller has not received any written claims which (x) challenge or seek to deny or restrict the rights of Seller or any of its Affiliates in any of the Purchased Intellectual Property or the Purchased Know How, (y) allege that the use of the Purchased Intellectual Property or the Purchased Know How do or may conflict with, misappropriate, infringe or otherwise violate the Intellectual Property Rights or Know How of any Third Party, or (z) allege that Seller or any of its Affiliates infringed, misappropriated or otherwise violated any Intellectual Property Rights or Know How of any Third Party in connection with Seller’s conduct of the Business. With respect to the events described in Section 8.10.3(x) above, to Seller’s Knowledge there are have not occurred any incidents which are likely to result in any such written claims.

8.10.4	To Seller’s Knowledge, neither Seller nor a Selling Subsidiary has granted rights or licenses in the Purchased Intellectual Property or the Purchased Inventions to any Third Party which are limited in scope to the Purchased Intellectual Property or which have solely been granted (i) for the development, manufacturing, marketing and/or sale of the Products and/or (ii) for any other purpose within the scope of the Business.

8.10.5	To Seller’s Knowledge, no Intellectual Property Rights or Know How, in each case owned by Seller or a Selling Subsidiary, other than the Purchased Intellectual Property and the Licensed Intellectual Property are necessary to carry on the Business after the Closing Date as the Business has been carried out by Seller and the Selling Subsidiaries until the Closing Date. Except for (i) the rights and licenses which are set forth on Schedule 8.10.5 and (ii) such rights or licenses where Purchasers’ lack of having such rights or licenses would not be materially detrimental to Purchasers’ ability to carry on the Business after the Closing Date as previously conducted by Seller, to Seller’s Knowledge, Seller has not been granted any rights or licenses to any Intellectual Property Rights of a Third Party which are necessary to carry on the Business after the Closing Date as previously conducted by Seller and the Selling Subsidiaries before the Closing Date.

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8.11	Permits

To Seller’s Knowledge, Seller is possession of all permits necessary to operate the Business as currently conducted (the “Permits”), and, to Seller’s Knowledge, Seller is in full compliance with the terms of the Permits. No Governmental Authority has given written notice to Seller in which it threatened to cancel, withdraw or amend any Permit. To Seller’s Knowledge, no event has occurred as a result of which any of the Permits may be revoked.

8.12	Compliance with Laws

The Business has been and is currently being operated in all material aspects in full compliance with all applicable Laws. To Seller’s Knowledge, within three (3) years prior to the date hereof neither Seller nor any of its Affiliates has received written notice of an investigation or review by any Governmental Authority with respect to a material violation of any law or regulation relating to the Business and, to Seller’s Knowledge, no such investigation or review is pending or threatened. To Seller’s Knowledge, there are no circumstances which would be likely to give rise to such investigation or review.

8.13	No finders fees

There are no finders’ fees, commissions, bonuses or any special incentives payable to any Third Party in relation to the transactions contemplated by this Agreement for which Purchasers may be held liable.

8.14	No Other Representations and Warranties

8.14.1

Except for the representations and warranties contained in this Section § 8, none of Seller, any Affiliate of Seller or any other Person makes any representations or warranties and Seller hereby disclaims any other representations or warranties, whether made by Seller or any Affiliate of Seller or any of their respective directors or officers, employees, agents or representations with respect to the execution of this Agreement or the

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transactions contemplated thereunder. In particular and without limiting the generality of the preceding sentence, Purchasers acknowledge that Seller makes no representation or warranty with respect to

(i)	any projections, estimates or budgets delivered or made available to Purchasers or future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) or the future business and operations of the Business; and

(ii)	any other information or documents made available to Purchasers or its representatives with respect to the Business, except as expressly set forth in this Agreement.

8.14.2	The Parties agree that Seller’s Representations do not qualify as guarantees (Beschaffenheitsgarantien) within the meaning of Section 443 BGB and Section 444 BGB, and that the consequences of any breach of Seller’s Representations shall be governed exclusively by the terms and conditions of this Agreement.

§ 9

Representations and Warranties of Purchasers

Purchasers hereby represent and warrant (sichern zu und garantieren) to Seller by way of an independent promise of guaranty (selbständiges Garantieversprechen) within the meaning of Section 311 (1) BGB that the statements set forth in this Section § 9 are true and correct in all respects and are not misleading, in each case as of the date hereof, unless a certain representation or warranty is made as of a different date (collectively, the “Purchasers’ Representations”). Purchasers’ Representations set forth in Section 9.1 through Section 9.3 shall be true and correct as of the date hereof and as of the Closing Date.

9.1	Organization and Qualification of Purchasers

9.1.1	Purchaser 1 is a limited liability company duly organized and validly existing under the Laws of the Federal Republic of Germany.

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9.1.2	Purchaser 2 is a limited liability company duly organized and validly existing under the Laws of Singapore.

9.1.3	Purchaser 3 is a limited liability company duly organized and validly existing under the Laws of Singapore.

9.2	Authorization; Binding Effect

9.2.1	Purchasers have all requisite corporate power and authority to execute this Agreement and the Ancillary Agreements, and to consummate the transactions contemplated hereby and thereby. The execution of this Agreement and the Ancillary Agreements by Purchasers has been or will be duly authorized by all requisite corporate actions.

9.2.2	This Agreement has been duly executed by Purchasers and this Agreement constitutes, and the Ancillary Agreements when duly executed by Purchasers will constitute, valid and binding legal obligations of Purchasers, enforceable against Purchasers in accordance with their respective terms.

9.3	Non-Contravention; Consents

9.3.1	The execution of this Agreement and the consummation of the transactions contemplated thereby do not or will not result in a breach or violation of, or conflict with (i) Purchasers’ corporate documents or (ii) any applicable Law, judgment, decree or order of any Governmental Authority having jurisdiction over Purchasers.

9.3.2	No consent, approval or authorization is required to be obtained by Purchasers in connection with the execution of this Agreement and the Ancillary Agreements or for the consummation of the transactions contemplated hereby or thereby by Purchasers.

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9.4	No Insolvency

No insolvency or similar proceedings have been initiated or applied for under any applicable Laws against Purchasers and there are no circumstances that would require or justify the opening of such proceedings.

9.5	Litigation

There is no action, suit, investigation or proceeding pending against, or, as of the date hereof, threatened against Purchasers before any court or arbitrator or Governmental Authority which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

9.6	Financial Capacity

Purchasers will at the Closing Date have sufficient immediately available funds or binding and unconditional and irrevocable financing commitments to pay the Aggregate Compensation.

§ 10

Remedies for Breaches of Representations and Warranties

10.1	General

10.1.1	In the event any of Seller’s Representations should prove to be incorrect to the detriment of Purchasers (“Seller’s Breach”), Seller shall put Purchasers into the position Purchasers would have been in had Seller’s Representation been correct (restitution in kind, Naturalrestitution). If and to the extent Seller is unable to provide Purchasers with restitution in kind (Naturalrestitution) within two (2) months after receipt of Purchasers’ Remediation Notice (as defined below), Seller shall pay monetary damages (Schadensersatz in Geld) to Purchasers for any Losses incurred or suffered by Purchasers as a result of Seller’s Breach.

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10.1.2	In the event any of Purchasers’ Representations should prove to be incorrect to the detriment of Seller, Purchasers shall, jointly and severally, indemnify Seller for any loss or detriment incurred by the Seller as a result thereof.

10.2	Remediation Procedures

10.2.1	In the event Purchasers become aware of any facts that might give rise to a claim of Purchasers pursuant to this Section § 10 (“Purchasers Claim”), Purchasers shall within one month after discovery of the relevant facts, submit a written notice to Seller (“Remediation Notice”). The Remediation Notice shall specify in reasonable detail the facts upon which the alleged Seller’s Breach is based, the legal basis of the alleged Purchasers Claim and, to the extent possible, the amount of the alleged Purchasers Claim. Without prejudice to the validity of the alleged Purchasers Claim, Purchasers shall allow Seller and Seller’s advisors to investigate the matter or circumstance alleged to give rise to such alleged Purchasers Claim, and whether and to what extent any amount is payable in respect of such alleged Purchasers Claim (the “Investigation”) and, for such purpose, Purchasers shall give, subject to being paid reasonable out-of-pocket costs and expenses, such information and assistance, including access to Purchasers’ premises and personnel and including the right to examine and copy or photograph any assets, accounts, documents and records, as Seller or its advisors may reasonably request. Seller shall begin the Investigation without delay and conduct it as quickly as reasonably practical.

10.2.2

If (i) an order of any Governmental Authority is issued or threatened to be issued against Purchasers or (ii) Purchasers are sued or threatened to be sued by a Third Party, including any Governmental Authority, or (iii) if Purchasers are subjected to any audit or examination by any tax authority which may give rise to a Purchasers Claim (“Third Party Claim”), Purchasers shall give Seller prompt written notice of such Third Party Claim. Purchasers shall ensure that Seller shall be provided with all materials, information and assistance relevant in relation to the Third Party Claim, be given reasonable

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opportunity to comment or discuss with Purchasers any measures which Seller proposes to take or to omit in connection with the Third Party Claim, and, in particular, Seller shall be given an opportunity to comment on, participate in, and review any reports and all relevant tax and social security audits or other measures and receive without undue delay copies of all relevant orders (Bescheide) of any Governmental Authority. No admission of liability shall be made by or on behalf of Purchasers and the Third Party Claim shall not be compromised, disposed of or settled without the prior written consent of Seller, such consent not to be unreasonably withheld. Purchasers will give, subject to being paid all reasonable out-of-pocket costs and expenses, all such information and assistance, as described above, including access to premises and personnel and including the right to examine and copy or photograph any assets, accounts, documents and records for the purpose of avoiding, disputing, denying, defending, resisting, appealing, compromising or contesting any such Third Party Claim as Seller or its advisors may reasonably request. Seller agrees to use all such information confidentially only for such purpose. To the extent the Third Party Claim results in a Seller’s Breach, all costs and expenses reasonably incurred by Purchasers in defending the Third Party Claim shall be borne by Seller. To the extent the Third Party Claim does not result in a Seller’s Breach, any costs and expenses reasonably incurred by Seller in connection with the defence of the Third Party Claim shall be borne by Purchasers.

10.3	Exclusion of Liability

10.3.1	Seller shall not be liable for, and Purchasers shall not be entitled to bring any Purchasers Claim or any other claim under or in connection with this Agreement if and to the extent that:

(i)

the amount of claim is recovered by Purchasers from a Third Party or under an insurance policy; Purchasers shall use reasonable commercial efforts to realize recovery from such Third Party or under an insurance policy and, to the extent recovery was not realized,

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Purchasers shall assign its claim to Seller concurrently (Zug um Zug) with the compensation of the claim;

(ii)	the claim results from or is increased by a failure of Purchasers to mitigate damages pursuant to Section 254 BGB;

(iii)	the payment or settlement of any item giving rise to a claim results in a tax benefit for the Purchasers;

(iv)	the matter to which the claim relates was known by Purchasers or its employees, representatives and advisors (collectively, “Purchasers’ Representatives”), taking into account that Purchasers prior to entering into this Agreement, had the opportunity to thoroughly review the condition of the Business; Purchasers shall be deemed to have knowledge of all matters disclosed to Purchasers or Purchasers’ Representatives in written or electronic form, irrespective of whether such written or electronic information was included in the electronic data room provided by IntraLinks which was accessible for Purchasers and Purchasers’ Representatives between April 23, 2008 and the date hereof or whether such written or electronic information was provided to Purchasers or certain of Purchasers’ Representatives by other form of communication, including e-mail attachments (collectively, “Disclosed Information”), provided, however, that Purchasers shall only be deemed to have knowledge of a certain item of Disclosed Information if a true and correct copy of such item was provided to Purchasers’ legal counsel prior to the date hereof;

(v)	the claim results from or is increased by the passing of or any change in, after the date hereof, any Law or administrative practice of any Governmental Authority in effect at the date hereof;

(vi)	the procedures set forth in Section 10.2 were not observed by Purchasers and Seller was prejudiced by such non-compliance; or

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(vii)	Purchasers have caused (verursacht oder mitverursacht) such claim after the Closing Date.

§ 11

Taxes

11.1	Apportioning of Taxes levied on the Business

All Taxes levied with respect to the Business for a Straddle Period shall be apportioned between Seller and Purchasers based on the number of days of such Straddle Period, and Seller shall be liable for the proportionate amount of such Taxes that is attributable to the Pre-Closing Tax Period within such Straddle Period, and Purchasers shall be liable for the proportionate amount of such Taxes that is attributable to the Post-Closing Tax Period within such Straddle Period. The preceding sentence shall apply mutatis mutandis to any refund, rebate, abatement or other recovery of such Taxes.

11.2	Tax Indemnity

Seller shall indemnify and hold Purchasers harmless from and against any liability (Haftung) for Taxes relating to the Business for any Pre-Closing Tax Period, and Purchasers shall indemnify and hold Seller harmless from and against any liability for Taxes relating to the Business for any Post-Closing Tax Period. In particular, Seller shall indemnify and hold harmless Purchasers from and against any secondary liability within the meaning of Section 75 AO related to any Pre-Closing Tax Period if, contrary to the expectations of the Parties, this provision should apply. If and to the extent any indemnification is paid hereunder such payment shall be treated as a reduction of the Purchase Price between the Parties.

11.3	Taxes resulting from this Agreement

Except for the regulations set forth in Section 4.3, Section 4.4 and Section § 11 of this Agreement, all Taxes incurred in connection with the transactions contemplated by this Agreement shall be paid by the Party prescribed by applicable Law as primarily liable.

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11.4	Sole Remedy

Except for the regulations set forth in Section 4.3 and Section 4.4 of this Agreement, this Section § 11 provides the sole remedies for any Tax related matters under this Agreement. The provisions of Section § 10 of this Agreement shall apply mutatis mutandis to any claims of Purchasers under this Section § 11.

§ 12

Expiration of Claims and Limitation of Liability

12.1	Limitation Period

All claims of Purchasers against Seller under or in connection with this Agreement, including any Purchasers Claim pursuant to Section § 10, shall become time-barred (verjähren) twelve (12) months after the Closing Date, except for

12.1.1	all claims of Purchasers arising under Section § 11 which shall become time barred for each Tax six (6) months after the respective Tax liability has become final and non-appealable;

12.1.2	all Purchasers Claims based on Seller’s Representations set forth in Section 8.1, Section 8.2, Section 8.6.1 (to the extent such Purchasers Claim relates to a defect in title (Rechtsmangel)), Section 8.10.1 (to the extent such Purchasers Claim relates to a defect in title (Rechtsmangel)) and Purchasers’ claims for indemnification pursuant to Section 3.4 and Section 6.4 which shall become be time-barred four (4) years after the Closing Date; and

12.1.3	all claims of Purchasers under this Agreement arising as a result of wilful or intentional breaches of Seller’s obligations under this Agreement which shall

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become time barred in accordance with the statutory rules in Section 195 BGB and Section 199 BGB (the expiration periods in this Section 12.1 collectively, the “Time Limitations”).

12.2	Tolling of Claims

The expiry of a Time Limitation shall be tolled (gehemmt) pursuant to Section 209 BGB by any notification of Seller pursuant to Section 10.2, provided, that Purchasers commences judicial proceedings within six (6) months after the expiry of the relevant Time Limitation. Section 203 BGB shall not apply, unless the Parties agree in writing that the expiry period shall be tolled on the basis of pending settlement negotiations.

12.3	Limitations of Liability

12.3.1	Seller shall only be liable for any claims of Purchasers under this Agreement, including any Purchasers Claim pursuant to Section § 10, if and to the extent

(i)	the amount of the liability resulting out of or in connection with an individual claim brought by Purchasers under this Agreement exceeds an amount of EUR 25,000 (in words: twenty five thousand Euros); and

(ii)	the aggregate amount of the liability resulting from all claims brought by Purchasers under this Agreement which are not already excluded by Section 12.3.1(i) exceeds an amount of EUR 250,000 (in words: two hundred fifty thousand Euros), in which case Seller shall only be liable for the excess amount.

12.3.2	The aggregate liability of Seller arising out of or in connection with this Agreement, including all liabilities resulting from Purchasers Claims pursuant to Section § 10, shall not exceed 25% of the Aggregate Consideration.

12.3.3	The limitations on Seller’s liability pursuant to this Section 12.3 shall not apply to

(i)	claims resulting from intentional or wilful (vorsätzlich) behaviour of Seller or to the extent such limitations are not permitted under mandatory Laws; and

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(ii)	Purchasers Claims based on Seller’s Representations set forth in Section 8.1 and Section 8.2; and

(iii)	claims of Purchasers for indemnification pursuant to Section 3.4, Section 6.4 or Section § 11.

12.4	Exclusive Remedies

12.4.1	The Parties agree that the rights and remedies Purchasers may have against Seller for breach of obligations set forth in this Agreement are solely governed by this Agreement, and the rights and remedies provided for by this Agreement shall be the exclusive remedies available to Purchasers. Any and all rights or remedies of any legal nature which Purchasers may otherwise have (in addition to the claims for specific performance (primäre Erfüllungspflichten) and the rights and remedies provided for by this Agreement) against Seller in connection with the sale and transfer of the Purchased Assets, the Purchased Contracts, the Purchased Intellectual Property and the employment relationships of the Business Employees and the licensing of the Licensed Intellectual Property shall be excluded. In particular, without limiting the generality of the foregoing, Purchasers hereby waive any claims under statutory representations and warranties (Section 434 et seqq. BGB), statutory contractual or pre-contractual obligations as set forth in Sections 280 to 282 BGB and Section 311 BGB, frustration of contract (Section 313 BGB) or tort (Section 823 et seqq. BGB), and Purchasers shall not have any right to resign, cancel, rescind (anfechten) or otherwise terminate this Agreement or exercise any right or remedy which would have a similar effect. The applicability of Section 433 to 453 BGB (except for Section 433 (1) (1) BGB and Section 433 (2) BGB) and Section 377 HGB, including any and all statutory claims thereunder, shall be excluded. The limitations in this Section 12.4 shall not apply to any rights or remedies based on intentional or wilful (vorsätzlich) behaviour.

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12.4.2	The Parties are in agreement that Seller’s Representations are only designed for the specific remedies of Purchasers set forth in Section § 10 above and the restrictions contained in this Section § 12 and that Seller’s Representations shall not serve to provide Purchasers with any other claims than those set forth in this Agreement.

12.5	Adjustment of the Purchase Price

If and to the extent Seller indemnifies Purchasers for any Losses resulting from a Seller’s Breach, the Parties will treat the respective payment as a reduction of the Purchase Price.

§ 13

Certain Covenants

13.1	Access to Information

From and after the date hereof and until the Closing Date, Purchasers shall have the right to request information on any material transaction or decisions which might materially affect the Business, and Seller shall provide Purchasers with such information without undue delay (unverzüglich), provided, that such disclosure is permitted under all applicable Laws or any Contracts with Third Parties.

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13.2	Conduct of the Business

From and after the date hereof and until the Closing Date, except as otherwise contemplated by this Agreement or as Purchasers shall otherwise consent to in writing (which consent shall not be unreasonably withheld), Seller and each of the Selling Subsidiaries will carry on the Business in the Ordinary Course of Business and will, with respect to the Business,

13.2.1	take all reasonable commercial efforts to protect and preserve the Purchased Assets, the Purchased Contracts and the Purchased Intellectual Property;

13.2.2	not sell, assign or transfer any of the Purchased Assets, the Purchased Intellectual Property or the Purchased Contracts outside the Ordinary Course of Business;

13.2.3	maintain the Purchased Fixed Assets in proper working condition, subject to normal wear and tear;

13.2.4	not sell inventory outside the Ordinary Course of Business and maintain inventory sufficient to meet expected customer requirements;

13.2.5	comply with its obligations under the Purchased Contracts and not amend or terminate any of the Purchased Contracts other than in the Ordinary Course of Business;

13.2.6	continue to pay salaries, wages and any other employee benefits to the Business Employees when due and use reasonable commercial efforts to procure that the Business Employees do not object to the transfer of their employment relationships to Purchasers;

13.2.7	not increase the compensation or benefits (including Pension Commitments) of any of the Business Employees, unless in the Ordinary Course of Business or unless Seller is obliged to do so by law or binding collective bargaining agreements (Tarifvertrag) concluded by a employers’ association of which Seller is a member;

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13.2.8	not cancel or waive any claims or rights with a value of more than EUR 50,000 (in words: fifty thousand Euros) in each individual case under any of the Purchased Contracts or otherwise relating to the Business;

13.2.9	commence or settle any litigation or arbitration proceeding with a value in dispute of more than EUR 50,000 (in words: fifty thousand Euros) in each individual case. Seller shall notify Purchasers without undue delay (unverzüglich) of any such litigation or arbitration proceeding being commenced by any Third Party.

13.2.10	continue to conduct the Business in compliance with all applicable Laws.

13.2.11	not enter into or amend any workers’ council agreements or general binding undertakings relevant for Business Employees which would result in any additional financial burden for Purchasers after the Closing Date, unless in the Ordinary Course of Business or unless Seller is obliged to do so by law or binding collective bargaining agreement (Tarifvertrag) concluded by the employers’ association of which Seller is a member;

13.2.12	not materially alter payment terms with customers and/or suppliers other than in the Ordinary Course of Business;

13.2.13	pay, deduct and remit in a timely fashion all employer and employee contributions with respect to Pension Commitments which are required by law or by the terms of the Pension Commitments;

13.2.14	not make any binding representations with respect to participation, eligibility for benefits, vesting, benefit accrual or coverage under any Pension Commitments to any Business Employees which are not in accordance with the terms of such plans and which would require Purchasers to provide benefits at a level greater than that required under the terms of such plan; and

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13.2.15	not incur any liabilities (Verbindlichkeiten) which are to be assumed by Purchasers under this Agreement, other than in the Ordinary Course of Business or as provided for in the annual investment budget or R & D budget.

13.3	Insurance

13.3.1	Purchasers acknowledge that as of the Closing Date, all insurance coverage provided in relation to the Business shall expire. For the period from the date hereof until and including the Closing Date, Seller shall continue to enforce all policies of insurance maintained in respect to the Business.

13.3.2	Purchasers undertake to procure insurance coverage for the Business and the Purchased Assets as of the Closing Date, it being understood that such coverage shall be commensurate to the insurance coverage existing for the Business until the Closing Date. Purchasers shall indemnify Seller from any claims, damages, liabilities or costs resulting from any failure of Purchasers to comply with this Section 13.3.

13.4	Contacts with Suppliers and Customers

Prior to the Closing Date Purchasers shall not contact any suppliers to or customers of the Business in connection with or pertaining to any subject matter of this Agreement or the Ancillary Agreements without the prior consent of Seller.

13.5	Non-Solicitation or Hiring of Business Employees

None of Seller, any of its representatives or any of its Affiliates will at any time prior to the date which is three (3) years after the Transfer Date, directly or indirectly, solicit the employment of or hire any Business Employee without Purchasers’ prior written consent. The term “solicit the employment” shall not be deemed to include generalized searches for employees through media advertisements, employment firms or otherwise that are not focused on or directed to Business Employees. This restriction shall not apply to any Business Employee whose employment relationship is terminated by Purchaser 1 or its successors for business reasons (betriebsbedingte Kündigung) after the Closing Date.

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13.6	No Negotiation or Solicitation

Prior to the Closing Date, Seller and its Affiliates will not (and Seller will take all action necessary to cause each of its employees, officers, representatives and agents or advisors not to and shall cause its Affiliates to cause employees, officers, representatives and agents or advisors not to) directly or indirectly solicit, initiate, entertain, encourage or accept the submission of any proposal, offer or any discussions relating to or that might reasonably be expected to lead to or result in any proposal or offer from any Third Party relating to the direct or indirect acquisition of the Business or any portion of the Purchased Assets (other than purchases of Products or services from the Business in the Ordinary Course of Business), the Purchased Intellectual Property or the Licensed Intellectual Property.

13.7	Non-Competition

Seller agrees that, as part of the consideration for the payment of the Aggregate Compensation, for a period of three (3) years following the Closing Date, neither Seller nor any of its Affiliates will (i) pursue research, development, marketing or sale of products competing with the Products of the Business as presently conducted or (ii) acquire an interest of more than ten (10) percent (equity or voting rights) in a Legal Entity which competes with the Business, provided, however, that Seller shall not be restricted in acquiring interests in a Legal Entity which comprises multiple activities of which the annual revenues generated by activities in the area of the Business do not exceed fifteen (15) percent. For the avoidance of doubt, the Parties agree and acknowledge that (i) Seller’s activities under the Transitional Supply Agreement as well as the Transitional Services Agreement and (ii) Seller’s divestiture to its original customer of the existing inventory which is related to the Product NWX 1915C (including NWX 1915CR, NWX 1915CT and NWX 1915CTM) shall not be deemed or interpreted to infringe Seller’s obligations pursuant to this Section 13.7.

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§ 14

Post-Closing Undertakings

14.1	Post Closing Cooperation

After the Closing the Parties shall cooperate and assist each other in good faith as is necessary and appropriate to ensure a smooth transfer of the Business to Purchasers. Each Party shall afford to the other Party reasonable access and duplicating rights (with copying costs to be borne by the requesting Party) during normal business hours and upon reasonable notice, to all books, records, documents and communications relating to the Business and within the knowledge, possession, custody or control of the other Party and to the extent the information requested directly pertaining to the Business is reasonably required or helpful for the conduct of the Business, provided, in each case that such access to information is in compliance with applicable Laws.

14.2	Indemnity by Purchasers

If Seller is held liable by a Third Party for any liability related to the Business (“Indemnified Liability”) after the Closing Date, Purchasers shall for a period of three (3) years from the Closing Date, jointly and severally, indemnify and hold harmless Seller and its Affiliates and employees from any and all losses or damages and reasonably out-of-pocket costs and expenses (including reasonable legal fees, expenses and disbursements) arising out of or in connection with such Indemnified Liability, unless and to the extent Purchasers have the right to claim indemnification from Seller in respect of the relevant Indemnified Liability under the terms of this Agreement.

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14.3	Use of Seller’s Name

Purchasers undertake and covenant to remove or cause to be removed from the Products all names, marks and identifications heretofore used by Seller or its Affiliates and all variations and derivates thereof and logos relating thereto to the extent they include the word “Infineon” or any derivation thereof or combination therewith as soon as reasonable possible after the Closing Date, unless such names, marks and identifications and logos have been attached by Seller to the Products.

14.4	Post Closing Remittances

If on or after Closing Date, either Party receives a payment from a Third Party (including a customer of the Business), that, pursuant to the terms of this Agreement, should have been paid to the other Party, the Party who receives the payment agrees to hold in trust and remit such payment to the Party entitled thereto within five (5) Business Day of such receipt.

14.5	Obligation to Transfer Additional Patents or Patentable Inventions

Seller hereby represents and warrants to Purchasers that (i) the Patents which are identified on Annex A to the Patent Assignment Agreement include all of the Patents owned by Seller or a Selling Subsidiary which are Exclusively Used for the Business on the date hereof, and (ii) the patentable inventions which are identified on Annex B to the Patent Assignment Agreement include all of the patentable inventions owned by Seller or a Selling Subsidiary which are Exclusively Used for the Business on the date hereof or, to the extent they are not yet actually used by Seller, which are intended to be Exclusively Used for the Business by Seller on the date hereof. Seller furthermore represents and warrants that there are no Copyrights owned by Seller or a Selling Subsidiary which are Exclusively Used for the Business on the date thereof. To the extent any of the representations set forth in this Section 14.5 should turn out to be incorrect, Purchasers shall be entitled to receive at no additional charge, as the case may be, (i) any Patents

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or Copyrights owned by Seller or a Selling Subsidiary which were Exclusively Used for the Business on the date hereof, and (ii) any patentable inventions (including any Patents based on the content of the patentable inventions) owned by Seller or a Selling Subsidiary which were Exclusively Used for the Business on the date hereof or, to the extent they were not yet actually used by Seller on the date hereof, intended to be Exclusively Used for the Business by Seller on the date hereof. The aforementioned right shall constitute Purchasers’ sole and exclusive remedy in connection with any breaches of the representation and warranty set forth in this Section 14.5.

14.6	Transfer of additional business records

If following the Closing Date Purchasers should discover that there are certain business records which do not constitute Business Records, but which are nevertheless indispensable to conduct the Business as conducted by Seller and the Selling Subsidiaries as of the date hereof, Purchasers shall notify Seller thereof, and the Parties shall negotiate in good faith whether such business records are actually indispensable to conduct the Business as conducted by Seller and the Selling Subsidiaries as of the date hereof. To the extent such Business Records are actually indispensable to conduct the Business as conducted by Seller and the Selling Subsidiaries as of the date hereof, Seller shall transfer to Purchasers such additional business records without any additional charge.

14.7	Supply of certain Products to Seller

14.7.1

The Parties are aware and acknowledge that the Products “NWR 1501C” and “NWR 150C” (collectively, “Seller’s Continuing Products”) have been developed by Seller to supply Seller’s business group “Automotive, Industrial and Multimarket”. Purchasers agree that for a period of eighteen (18) months following the Closing Date, Seller shall have the right to place binding purchase orders for Seller’s Continuing Products with Purchasers. Following receipt of such binding purchase orders, Purchasers shall (i) place corresponding purchase orders with Seller to manufacture the respective

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amount of Seller’s Continuing Products in accordance with the terms of the Transitional Supply Agreement, and (ii) subsequently sell and transfer such amount of Seller’s Continuing Products to Seller. Purchasers and Seller agree that any sales and transfers of Seller’s Continuing Products by and from Purchasers to Seller shall not be subject to less favourable terms and conditions, in particular with regard to purchase orders, delivery, invoicing, warranty, and liability, than Seller’s corresponding sales and transfers to Purchasers according to the terms of the Transitional Supply Agreement. The prices for each of the Seller’s Continuing Products shall be fixed and shall be as set forth in Schedule 14.7.1. Purchasers and Seller agree that in case of an amendment of the prices for Seller’s Continuing Products as set forth in the Transitional Supply Agreement, the prices for Seller’s Continuing Products shall be amended accordingly.

14.7.2	To the extent the Parties deem it required or appropriate to enter into a specific supply agreement for the supply of Seller’s Continuing Products after the date hereof, the Parties shall enter into good faith negotiations to execute such a specific supply agreement. Such specific supply agreement shall (i) be based on the terms set forth in Section 14.7.1, (ii) take into account that the manufacturing of Seller’s Continuing Products is carried out by Seller, and (iii) in all other respects be based on commercial reasonable terms which adequately reflect the interests of Seller and Purchasers.

14.7.3	Each Party agrees to cause its Affiliates to adhere to and comply with such Party’s obligations set forth in this Section 14.7.

14.8	Interim Renting of Office Space to Purchasers

The Parties are aware and acknowledge that Purchasers will most likely not be in a position to provide office space to the Business Employees on the date following the Closing Date. Therefore, the Parties agree that Seller will for an interim period which shall start on the day following the Closing Date and which shall end on September 30, 2008 (the “Interim Period”) provide the Purchasers with adequate office space on its premises located at Am

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Campeon 1-12, 85579 Neubiberg, Germany. The rent for such office space including all ancillary costs and expenses shall amount to EUR 4,410 (four thousand four hundred and ten Euros) per week and shall become due and payable on a weekly basis. The Parties agree that Seller shall not be entitled to charge Purchasers for any rent for such office space during the period ending on August 31, 2008, and that Purchasers shall be entitled to terminate the lease of such office space without cause at any time. Seller hereby expressly disclaims and excludes any and all responsibility and/or liability for any and all damages which might arise or follow from the fact that the Business Employees will be located on its premises during the Interim Period, and Purchasers agree to indemnify and hold Seller harmless from any and all claims and damages resulting from the fact that the Business Employees will be located on Seller’s premises during the Interim Period. If after the date hereof the Parties should deem it required or appropriate to enter into a specific lease agreement for the lease of office space during the Interim Period, such specific lease agreement shall be based on the terms and conditions set forth in this Section 14.8.

§ 15

Confidentiality; Press Release

15.1	Confidentiality

15.1.1	Each Party shall keep strictly confidential all information obtained by it in connection with the negotiation and execution of this Agreement and the transactions contemplated by this Agreement and effectively prevent Third Parties access to such information. Purchasers shall not be entitled to disclose or announce the execution of this Agreement before Seller has approved such disclosure or announcement in writing.

15.1.2	Seller shall keep strictly confidential all information relating to the Business, effectively prevent any access by Third Parties to such information and shall

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not use such confidential information for itself or for any Third Party, except to the extent that the relevant facts or circumstances are (i) publicly known, (ii) become publicly known without any violation of this covenant, or (iii) must be disclosed pursuant to applicable Laws.

15.2	Press Release

Notwithstanding Purchasers’ obligation set forth in Section 15.1.1, neither Seller nor Purchasers shall, without the approval of the other Party, issue any press release or other announcement concerning the existence of this Agreement or the terms of the transactions contemplated by this Agreement, except as and to the extent that any such Party shall be so obligated by Law, in which case the other Party shall be advised and the Parties shall use their reasonable commercial efforts to cause a mutually agreeable release or announcement to be issued.

§ 16

Miscellaneous

16.1	Expenses

All expenses, costs, fees and charges in connection with the transactions contemplated by this Agreement, including, without limitation, fees for legal services, shall be borne by the Party commissioning the respective costs, fees and charges.

16.2	Notices

16.2.1

Any statement of legal significance, notice or other declaration (“Notice”) in connection with this Agreement shall be made in writing, unless notarization or any other specific form is required by mandatory law. The written form shall include telecopy (but no other transmission by way of telecommunication) and exchange of letters. Any electronic form (e.g. e-mail) shall not replace the written form. The Parties are to communicate any change of their respective

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addresses set forth below as soon as possible in writing to the respective other Parties. Until such communication the respective addresses set forth below shall be relevant. The receipt of copies of Notices hereunder by the Parties’ advisors shall not constitute or substitute the receipt of such Notices by the Parties themselves. Any Notice hereunder shall be deemed received by a Party regardless of whether any copy of such Notice has been sent to or received by an advisor of such Party.

16.2.2	Any Notice to be given to Seller hereunder shall be addressed as follows:

Infineon Technologies AG

Strategy M&A

Attn.: Jack Artman

Legal Department

Attn.: Dr. Jörn Kubalek

Am Campeon 1-12

D-85579 Neubiberg

Germany

Telefax: +49-89-234-1563339

16.2.3	Any Notice to be given to Purchasers hereunder shall be addressed as follows:

Avago Technologies US, Inc.

Attn.: Legal Department, Important Legal Notice

350 W Trimble Road

San Jose, California 95131

U.S.A.

Telefax +1-408-435 41742

and

Avago Technologies GmbH

Attn.: Ms. Tina Kaske

Herrenberger Strasse 130

D-71034 Böblingen

Germany

Telefax: +49 -7031-436 3354

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with a copy to

Latham & Watkins LLP

Attn.: Dr. Joachim Freiherr von Falkenhausen

Warburgstrasse 50

D-20354 Hamburg

Telefax: +49-40-41403130

16.3	Entire Agreement; Modifications

16.3.1	The agreement of the Parties, which consists of this Agreement, the Schedules and Exhibits hereto and the documents referred to herein, sets forth the entire agreement and understanding, written or oral, relating to the subject matter of this Agreement.

16.3.2	Changes or amendments to this Agreement (including this Section 16.3.2) must be made in writing by the Parties or in any other legally required form.

16.4	Assignment

Neither Party shall be entitled to assign any rights or claims under this Agreement or any of the Ancillary Agreements without the written consent of the other Party. Seller and Purchasers shall, however, be entitled to assign any rights or claims under this Agreement or any of the Ancillary Agreements without the written consent of the other Party to their Affiliates.

16.5	Interest

Except as otherwise provided in this Agreement, each Party shall pay interest on any amounts becoming due and payable to the other Party, as the case may be, under this Agreement as from the respective due dates until, but not including, the day of payment at the rate of 400 basis points over Euribor. The claiming of any default interest and further default-related damages shall remain unaffected. Interest payable under any provision of this Agreement or any of the Ancillary Agreements (unless otherwise provided in the Ancillary Agreement) shall be calculated on the basis of actual days elapsed divided by 360.

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16.6	Right to Set Off; Retention Rights

No Party, except as provided otherwise herein or in the respective Ancillary Agreement, shall be entitled (i) to set-off (aufrechnen) any rights and claims it may have against any rights or claims any other Party may have under this Agreement or under any of the Ancillary Agreements or (ii) to refuse to perform any obligation it may have under this Agreement or under any of the Ancillary Agreements on the grounds that it has a right of retention (Zurückbehaltungsrecht) unless the rights or claims of the relevant Party claiming a right of set-off (Aufrechnung) or retention (Zurückbehaltung) have been acknowledged (anerkannt) in writing by the relevant other Party or have been confirmed by final decision of a competent court (Gericht).

16.7	Governing Law

This Agreement shall be governed by, and be construed in accordance with, the laws of the Federal Republic of Germany, without regard to principles of conflicts of laws and without regard to the UN Convention on the Sale of Goods. For all disputes arising out of or in connection with this Agreement or its validity the competent courts in Munich, Germany shall have the exclusive jurisdiction.

16.8	Severability

In the event that one or more provisions of this Agreement shall, or shall be deemed to, be invalid or unenforceable, the validity and enforceability of the other provisions of this Agreement shall not be effected thereby. In such case, the Parties hereto agree to recognize and give effect to such valid and enforceable provision or provisions which correspond as closely as possible with the commercial intent of the Parties. The same shall apply in the event that the Agreement contains any gaps (Vertragslücken).

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16.9	Guarantor’s Obligations

Guarantor hereby unconditionally and irrevocably guarantees to Seller the due and punctual performance of any obligations of Purchasers under this Agreement and the Ancillary Agreements, including, but not limited to, the payment of the Aggregate Consideration. Guarantor shall not be entitled to any claims of secondary liability (Einrede der Vorausklage) or any other similar rights which would limit Seller in asserting any claims under this Agreement or the Ancillary Agreements against Guarantor as compared to asserting such claims against Purchasers.

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IN WITNESS WHEREOF, each Party has caused this Agreement to be duly executed by its duly authorized officers as of the date first written above:

Infineon Technologies AG		Avago Technologies GmbH

by:	/s/ [Illegible]	by:	/s/ [Illegible]

Munich, 25.06.2008		Boeblingen, 25.6.2008
Place, Date		Place, Date

by:	/s/ [Illegible]	by:

Munich, 25.6.2008
Place, Date		Place, Date

Avago Technologies International Sales Pte. Ltd.		Avago Technologies Wireless IP (Singapore) Pte. Ltd.

by:	/s/ David M. Perna	by:	/s/ David M. Perna

San Jose, June 25, 2008		San Jose, June 25, 2008
Place, Date		Place, Date

by:		by:

Place, Date		Place, Date

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Avago Technologies Finance Pte. Ltd.

by:	/s/ David M. Perna

San Jose, June 25, 2008
Place, Date

by:

Place, Date

EXHIBIT A

FORM OF IT TRANSITION SERVICES AGREEMENT

by and between

1.	Infineon Technologies AG, a stock corporation under the laws of the Federal Republic of Germany, with principal place of business at Am Campeon 1-12, 85579 Neubiberg, Germany, registered with the commercial register of the lower court (Amtsgericht) of Munich under HRB 126492;

- “Infineon” -

and

2.	Avago Technologies International Sales Pte. Ltd., a limited liability company under the laws of Singapore, with principal place of business at 1 Yishun Avenue 7, 768923 Singapore, Singapore, registered under incorporation number 200512231E

- “Purchaser” -

- Infineon and Purchaser individually also a “Party”

and collectively also the “Parties” -

RECITALS

(A)	WHEREAS, Infineon agreed to sell and transfer certain assets and liabilities pertaining to the development, production, marketing and sale of products based on bulk acoustic wave filters or bulk acoustic wave resonators using wafer level packaging (the “Business”) to Purchaser and other purchasers by means of a separate Asset Purchase Agreement between, inter alia, the Parties dated June 25, 2008, as amended (the “Asset Purchase Agreement”).

(B)	WHEREAS, the Parties agreed in the Asset Purchase Agreement to enter into several ancillary agreements pertaining to a transition of the Business which shall become effective upon the consummation of the transactions contemplated by the Asset Purchase Agreement, including this IT Transition Services Agreement (the “Agreement”).

(C)	WHEREAS, for a period of time as defined herein, Purchaser requires Infineon to deliver certain IT services in connection with the operation of the Business;

(D)	WHEREAS, Infineon is willing to provide certain IT services to Purchaser, and Purchaser desires to obtain such IT services;

(E)	WHEREAS, the Parties hereto wish to agree on the terms and conditions of the provision of such IT services to Purchaser;

NOW, IT IS HEREBY AGREED BY THE PARTIES as follows:

§ 1

IT SERVICES TO BE PROVIDED

1.1

It is the intention of the Parties that the IT services required for the operation of the Business be transitioned away from Infineon’s IT environment and operations to Purchaser’s IT environment and operations (the “IT Carve-out”)

as soon as possible. To achieve this, the Parties have jointly developed a project plan which outlines the steps which have to be taken by Purchaser and Infineon respectively in order to timely complete the IT Carve-out (“IT Carve-out Project Plan”). The IT Carve-out Project Plan includes significant milestones, definitions of deliverables and fulfillment criteria of defined deliverables as well as the planned dates of attainment of milestones and deliverables.

The IT Carve-out Project Plan may, at the time of signature of this Agreement, not have been finally agreed and attached to this Agreement as Schedule C. The Parties agree to negotiate the IT Carve-out Project Plan promptly and in good faith and to attach its mutually agreed and signed final version to this Agreement as Schedule C in due course. Purchaser understands and agrees that changes to the IT Carve-out Plan after the effective date of this Agreement may result in additional services and/or fees to be charged to Purchaser.

1.2	During the term of this Agreement, as requested by Purchaser, Infineon shall provide: the IT services described in Schedule A attached hereto (collectively the “Services” and individually, a “Service”). The Services are further categorized as (a) “Transition Services” which are those Services designated as needed during the Fixed Term, as defined below, (b) “Other Services” which are those Services designated as needed both during the Fixed Term as well as for an agreed period of time after completion of the Fixed Term.

Infineon will provide each of the Transition Services until the earlier of (i) the date specified in Schedule B or Schedule C for termination of a respective Service, (ii) the respective Transition Service is terminated earlier by a Party as provided herein, or (iii) expiry of the Fixed Term of this Agreement. Infineon will provide each of the Other Services until the earlier of (i) the date specified in Schedule B, (ii) the respective Other Service is terminated earlier by a Party as provided herein, or (iii) expiry of the Fixed Term of this Agreement.

1.3

By way of clarification, it is understood that Purchaser will ensure that it has acquired all software licenses required for Purchaser’s use of the Services. Infineon will not transfer to Purchaser or otherwise provide software licenses to Purchaser unless specifically agreed in writing as part of this Agreement or any other definitive agreements to be entered by and between the Parties. Purchaser agrees to promptly delete from any computer equipment purchased from Infineon any installed software for which Purchaser does not have a valid license.

§ 2

FEES FOR SERVICES, PAYMENTS

2.1	As consideration for the Services, Purchaser shall pay to Infineon during the term of this Agreement the fees specified in Schedule B attached hereto for each of the Services rendered by Infineon.

2.2	Unless the Parties agree otherwise, all fees and charges shall be invoiced and paid in the euro currency (“EUR”). All fees and charges specified in this Agreement are expressed exclusive of any value added tax, sales tax, goods and services tax or similar tax thereon, but if applicable, any such tax shall be payable by Purchaser at the then prevailing rate. If any such tax should be payable by Purchaser, Infineon shall render proper invoices within the meaning of Section 14 of the German Value Added Tax Act (Umsatzsteuergesetz) or any other applicable law to Purchaser. Payment of any such tax shall become due within forty-five (45) calendar days upon receipt of such invoice.

2.3	For each calendar month in which Services are provided, Infineon shall submit to Purchaser a written invoice for all Services rendered during that month. The fees for all Services provided by Infineon shall be invoiced based on the fees agreed in Schedule B. If Service(s) have not been provided on all calendar days of the respective month, monthly fees shall be calculated pro rata on the basis of the calendar days on which they have been provided vis-à-vis the total number of calendar days of the respective month. The invoice shall show the amount for each respective Service and any pass-through amounts subject to reimbursement. The invoiced amounts shall be due and payable by Purchaser to Infineon by wire transfer of immediately available funds within forty-five (45) calendar days after receipt of each written invoice hereunder for the Services.

In the event that Purchaser in good faith and with reasonable grounds questions any invoiced Service, Purchaser will provide written explanation specifying such grounds and identifying the Service concerned as well as including the relevant invoice (“Invoice Complaint”). Payment of the disputed portion of that item does not have to be made until the resolution of the Invoice Complaint. In such case Purchaser and Infineon will negotiate in accordance with the escalation procedure set forth in Section 10 to resolve such dispute as soon as possible and Infineon will continue to render the respective Service(s) and Purchaser will pay the amount which is not in dispute pending the resolution of any such good faith dispute.

Infineon shall have the right, at its option, to discontinue providing the respective Service(s) if full payment of due fees for the respective Service(s) is not received in a timely manner unless Purchaser disputes any invoiced Service as set forth above.

2.4

If Purchaser is in delay with any due payments that are not disputed in accordance with Section 2.3, Infineon may charge default interest as from the respective due dates until, but not including, the day of payment at the rate of 800 basis points over EURIBOR, without Infineon being obliged to issue any further notice (Mahnung) to Purchaser and Purchaser shall pay such interest. For the avoidance of doubt, Purchaser shall be in delay with payments on the forty-sixth (46th) calendar day after receipt of an invoice in accordance with Section 2.3, unless an Invoice Complaint has been filed. Interest payable under any provision of this Agreement shall be calculated on the basis of actual days elapsed divided by 360. “EURIBOR” shall mean the European inter-bank offer rates for Euro deposits with interest periods of one (1) month quoted on the Reuters Page EURIBOR=at 11.00 a. m. CET on the first Business Day of the relevant month. This Section 2.4 shall not restrict Infineon’s rights set forth in Sections 2.3 and 5.3.

Furthermore, the Parties agree that in the event of a discontinuance of Services for nonpayment pursuant to Section 2.3, Infineon will as promptly as reasonably practicable recommence such Services upon full payment by Purchaser of such amount of fees owed plus interest thereon in accordance with the previous paragraph.

§ 3

PERFORMANCE OF SERVICES

3.1	Infineon shall perform all Services in a professional and workmanlike manner according to the terms and provisions of this Agreement as well as any applicable laws.

3.2	Service levels in the performance of the Services will be substantially the same as those service levels provided by Infineon to its own users when providing services of a similar nature.

3.3	Infineon shall make available such personnel as will be required to provide the Services. Infineon shall have the right to designate which personnel it will assign to perform the Services. Infineon also shall have the right to remove and replace any such personnel at any time or any of its affiliates in the meaning of Section 15 et seq. German Stock Corporation Act (AktG) (the “Affiliates”) or a third party provider at any time to perform the Services. Purchaser shall be entitled to request Infineon to remove and/or replace or to procure the removal or replacement of certain personnel upon delivery of reasonable proof (Glaubhaftmachung) that the performance of the Services by the person in question violates material interests of Purchaser (e. g. in case of criminal offences, sexual or racial harassment).

3.4	If Infineon explicitly owes a work performance (Erfolg) and if statutory law provides for a right of supplementary performance in the individual case, claims of Purchaser against mal-performance shall be limited to such right of supplementary performance (Nacherfüllung), provided, however, that in case Infineon refrains from its right of supplementary performance and in case the supplementary performance may not be rendered in due time or may still be defective after two rectifications, Purchaser shall only have the right to reduce the remuneration or to claim damages if and to the extent Purchaser incurred additional costs for a supplementary performance by a third party (Ersatzlieferung durch Dritte).

3.5	If Infineon is not in a position to render the Services within the timeframe of performance agreed between the Parties, Purchaser shall only be entitled to (i)

the right of reduction of the remuneration, (ii) terminate the individual service, or (iii) claim damages in accordance with the terms and conditions set forth in Section 4.

3.6	Infineon and Purchaser agree to cooperate, to provide such information and to take such actions as may be reasonably required to assist in providing the Services.

3.7	At the time of signature of this Agreement, Infineon is not aware that the rendering of the Services will violate any agreement with a third party, including any software license agreement, and nothing in this agreement shall constitute an obligation of Infineon to violate any such agreement. Purchaser shall promptly provide direction to Infineon where business decisions are required in the performance of Services by Infineon. Where necessary for the performance of the Services, Purchaser shall designate Infineon as its authorized agent.

3.8	Each Party shall notify the other Party at least two weeks prior to an agreed milestone date that a delay may be imminent and certain Services may need to be provided beyond the milestone date otherwise an interruption of Service may occur. In such case, the Parties will promptly meet and consider ways to avoid a delay, to amend the Service or the time frame of the Service and to avoid or mitigate any damage deriving from the delay. Any final compromise between the Parties set forth in written form shall exclude any further liability of the Parties with regard to the respective delay. In case the Parties are unable to agree on a solution within a reasonable period of time, Purchaser and Infineon will negotiate in accordance with the escalation procedure set forth in Section 10 to resolve such dispute as soon as possible.

3.9	For those systems or applications where logical data separation or secure access is not feasible to implement, Infineon specifically emphasizes and Purchaser agrees that it will strictly observe the non-disclosure and confidentiality measures set forth in Section 8 of this Agreement in relation to data that are not or not only related to the Business but to Infineon at large.

§ 4

LIMITATION OF LIABILITY, INDEMNIFICATION

4.1	Except for cases of willful misconduct (Vorsatz) or if otherwise not permitted due to mandatory law,

4.1.1	any liability of Infineon to pay damages in connection with this Agreement shall be limited per event of damage (Schadensereignis) or per series of connected events of damage (Kette verbundener Schadensereignisse) to twenty-five percent (25%) of the aggregate remuneration paid or payable by Purchaser to Infineon for the Services in Infineon’s respective business year according to the provisions of this Agreement; and

4.1.2	the total amount of damages payable by Infineon in connection with this Agreement in respect of damage incurred or sustained by Purchaser during any business year of Infineon shall be limited to one hundred percent (100%) of the aggregate remuneration paid or payable by Purchaser to Infineon in Infineon’s respective business year according to the provisions of this Agreement.

4.2	Infineon’s liability to Purchaser for the following consequential or indirect losses or damages shall be excluded: loss of profits, anticipated savings and goodwill and loss of data, except in cases of willful misconduct (Vorsatz) or if otherwise regulated by mandatory law.

4.3	If Infineon performs its obligations under this Agreement through subcontractors or vicarious agents (Erfüllungsgehilfen), Infineon’s liability to pay damages under this Agreement (including all forms of limitation such as time limitations etc.) shall remain unaffected.

4.4	Purchaser may make any claims under this Agreement only within sixty (60) days from delivery of such Service, provided that if reasonable representatives of Purchaser discover the basis for a claim not at delivery, the sixty (60) days period starts only on the day on which it is so discovered. At the end of the sixty (60) days period and in any event after twelve (12) months from delivery of the Service, any such claim not so notified shall be null and void.

4.5	If the damage is attributable to acts or omissions of both Infineon and Purchaser, they shall share liability in the proportion that their acts or omissions contributed to such damage in accordance with Section 254 of the German Civil Code (BGB).

§ 5

TERM AND TERMINATION

5.1	The term of this Agreement shall commence on the Closing Date (as defined in the Asset Purchase Agreement) and is made for a term of two (2) months (the “Fixed Term”). The term of each Service shall end on the respective date set forth in Schedule B (or Schedule C as the case may be). In case the IT Carve-out has not been completed prior to expiry of the Fixed Term, the Parties shall negotiate in good faith regarding terms and conditions for a possible extension of the Fixed Term, including but not limited to additional compensation to Infineon. In case the IT Carve-out is completed prior to expiry of the Fixed Term, this Agreement shall end upon completion or termination of all Services.

5.2	Unless explicitly agreed otherwise for any specific Service, either Party may terminate any individual Service for convenience by giving ninety (90) calendar days prior written notice to a month’s end. Notwithstanding the foregoing, Purchaser may terminate any Transition Service to the end of the month by giving thirty (30) calendar days prior written notice and any Transition Service set forth in Schedule A lit. C. with immediate effect by giving ten (10) calendar days prior written notice.

5.3	This Agreement may be terminated by either Party for cause (wichtiger Grund) immediately by giving written notice to the other Party in particular (but not limited to)

5.3.1	if the other Party breaches or is in default of any material obligation under this Agreement provided that, if such breach or default is capable of being cured, it has not been cured within a reasonable time period which shall not exceed forty-five (45) calendar days after the Party’s receipt of the other Party’s written notice of such a breach or default;

5.3.2	if Purchaser is in default of any material payment obligation for more than forty-five (45) calendar days after Purchaser’s receipt of written invoice by Infineon unless payment amount(s) in question is/are being disputed in accordance with Section 2.3, or

5.3.3	if insolvency or similar proceedings have been instituted against the assets of one of the Parties or the institution of such proceedings has been refused for lack of assets and no filings for such proceedings are required to be made.

5.4	If all or part of any Services is terminated, Infineon will thereafter have no obligation to resume provision of any such terminated Services.

§ 6

WARRANTY

Unless otherwise provided for in this Agreement, Infineon does not provide any warranty, express or implied, with respect to the Services, including, without limitation, a warranty for merchantability and fitness for a particular purpose.

§ 7

FORCE MAJEURE

7.1

Neither Party shall be liable for delay or failure to perform any of its obligations under this Agreement in so far as the performance of such obligation is entirely or partially prevented by a Force Majeure Event. “Force Majeure Event” as used in this Agreement means any event affecting the performance by the respective Party or any permitted subcontractor of any obligations under this Agreement arising from or attributable to acts, events, omissions or accidents beyond the reasonable control of Infineon including, but without limitation, any abnormally inclement weather, flood, lightning, storm, fire, explosion, earthquake, tsunami, subsidence, structural damage, epidemic or other natural physical disaster, inability or difficulty in obtaining fuel, power, raw materials, breakdown of plant and/or machinery, war, military operations, riot, crowd disorder, strike, terrorist action, civil commotion and/or any legislation, regulation, ruling or omissions (including failure to grant any necessary permissions) of any relevant government, court or authority but shall not include lack of funds or events caused by the Party whose performance is affected by the relevant event.

7.2	Each Party shall notify the other Party immediately upon the occurrence of a Force Majeure Event together with document of proof and shall use all reasonable endeavors to continue to perform its obligations for the duration of such Force Majeure Event. Any Party whose failure to perform results from a Force Majeure Event shall further take all reasonable steps to mitigate any costs arising out of the Force Majeure Event.

7.3	Any liability for damages resulting from Force Majeure Event is excluded between the Parties to the extent permitted due to mandatory law. Either Party shall have an extra-ordinary termination right with respect to this Agreement, if a Force Majeure Event persists for a time period of three (3) months or more.

§ 8

CONFIDENTIALITY

8.1	For purposes of this Agreement “Confidential Information” shall mean any technical and/or commercial information of a Party, whether or not expressly designated as Confidential Information, received by the other Party in any form under or in connection with this Agreement, including information relating to the disclosing Party’s respective businesses, facilities, products, services, techniques and processes, whether in the form of oral disclosure, demonstration, device, apparatus, model, sample of any kind, computer software (including, but not limited to, source code and documentation), magnetic media, document, specification, circuit diagram, or drawing or visual observation of the above. Confidential Information shall include any copies or abstracts made thereof as well as any modules, samples, prototypes or parts thereof.

8.2	Each Party acknowledges that one Party may, from time to time, reveal to the other Party certain Confidential Information of a business or technical nature which will be confidential or proprietary to the disclosing Party. Each Party agrees that it will not use in any way for its own account or the account of any third party except pursuant to this Agreement any such Confidential Information revealed to it by the other Party throughout the term of this Agreement and for an additional period of three (3) years thereafter. Each Party shall use the same standard of care in protecting the Confidential Information of the other Party as it normally uses in protecting its own trade secrets and proprietary information.

If a Party or its Affiliates has to process personal data as part of this Agreement, such personal data shall comply with the data protection legislation, agree to take data security measures and enable the other Party to keep itself informed regarding compliance. These obligations shall also continue to apply after the termination of this Agreement according to the applicable laws.

8.3	Further, the Parties acknowledge that, due to the nature of the Services provided during the Fixed Term, their respective staff (e.g., employees, contractors and agents) may have access to Confidential Information of the other Party until such time as application databases, network access capabilities, etc. are physically split. Accordingly, each Party will ensure that its respective staff is bound to a non-disclosure requirement at least as stringent as the terms of this Agreement.

8.4	Notwithstanding any other provision of this Agreement, no information received by a Party hereunder shall be Confidential Information if said information is:

8.4.1	published or otherwise made available to the public other than by a breach of this Agreement;

8.4.2	furnished to a Party by an independent third party without restriction on its own dissemination;

8.4.3	approved for release in writing by the Party designating said information as Confidential Information;

8.4.4	known to or independently developed by the Party receiving Confidential Information hereunder without reference to use of said Confidential Information;

8.4.5	disclosed to a third party by the Party transferring said information hereunder without restricting its subsequent disclosure and use by said third party.

8.4.6.	Disclosure of any Confidential Information by a Party hereto shall not be precluded if such disclosure is in response to a valid order of a court or other governmental body, provided that the receiving Party promptly notifies the other Party of such order and makes a good faith effort, at the expense of the other Party which originally disclosed the information, to obtain a disclosed information confirmation that the same shall be kept in confidence and used only for the purpose for which such order was issued.

8.4.7	The above does not preclude the sharing of Confidential Information between Infineon and its Affiliates or Purchaser and its Affiliates in order to fulfill the performance of this Agreement.

§ 9

EXPORT REGULATIONS

9.1	With respect to the Services Purchaser shall comply with any and all export regulations and rules in effect at the date of this Agreement and applicable to Purchaser in the countries in which Purchaser is acting, e.g. the U.S., Germany, the EU and Singapore or as may be issued from time to time by any competent government or court, arbitrational tribunal, administrative agency, or commission or other governmental or other regulatory authority or agency, federal or state, local, transnational or foreign which has jurisdiction relating to the subject matter of this Agreement. In particular, Purchaser shall not export, re-export or transfer any of Infineon’s products, information, software or technologies developed with or utilizing Infineon’s technology, in violation of any applicable laws or regulations of the countries named above or any other country or regulatory regime having jurisdiction over an export or re-export of such products, information, software or technologies.

9.2	Purchaser shall implement effective measures to ensure compliance with EU, U.S. and other applicable anti-terrorism regulations as well as with any applicable official blacklists of any country.

§ 10

RESPONSIBLE MANAGERS, ESCALATION PROCEDURE

10.1	Promptly following the signing of this Agreement, each Party shall appoint one of its employees (the “Responsible Managers”) who shall have overall responsibility for managing and coordinating the performance of such Party’s duties and obligations under this Agreement and consult with the other Party in any conflict or if otherwise necessary or expedient.

10.2	If the Responsible Managers cannot reach an unanimous agreement with regard to any issue, either during its regular meetings or within ten (10) business days (business days as applicable for Infineon’s Munich offices, the “Business Days”) of a decision having been requested in written form by either Party, such issue shall be escalated to a committee which consists of a member of the senior management to be nominated by each Party immediately after the date of signing of this Agreement (the “Services Committee”). The Services Committee shall meet within five (5) Business Days upon receipt of a written request by either Party for the reasons of escalation. The Services Committee shall try to reach a mutually acceptable solution on each matter escalated to it.

10.3	Either Party may alter its respective Responsible Manager and/or its respective member of the Services Committee from time to time by notifying the other Party in writing.

§ 11

SUBCONTRACTS AND ASSIGNABILITY

11.1

No Party shall be entitled to assign any rights or claims under this Agreement without the prior written consent of the other Party. Notwithstanding the foregoing, each Party shall be entitled to assign this Agreement to any of its Affiliates without the prior written consent of the other Party, provided, however, that the assigning Party shall continue to be jointly and severally liable for any obligation under this Agreement after the assignment. Infineon shall be further entitled to assign this Agreement or individual Services to a third party in the event that Infineon’s capability to provide the Services is outsourced or otherwise transferred to such third party, subject to Purchaser’s written consent which shall not be unreasonably withheld.

11.2	For avoidance of doubt, and notwithstanding Section 11.1, Infineon is entitled to perform its contractual obligations through a third party as subcontractor or auxiliary person (Erfüllungsgehilfe) without consent of Purchaser. Section 4.3 remains unaffected.

§ 12

SET-OFF AND RIGHT OF RETENTION

Purchaser, except as provided otherwise herein, shall not be entitled to set-off (aufrechnen) any rights and claims it may have against any rights or claims of Infineon under this Agreement unless the rights or claims of Purchaser claiming a right of set-off (Aufrechnung) has been acknowledged (anerkannt) in writing by Infineon or has been confirmed by final decision of a competent court (Gericht).

§ 13

GOVERNING LAW; COMPETENT COURT OF JURISDICTION

This Agreement shall be construed in accordance with and governed by the laws of the Federal Republic of Germany without reference to its provisions on conflict of laws or other law. The United Nations Convention on Contracts for the International Sale of Goods dated April 11, 1980 shall not apply. For all disputes arising out of or in connection with this Agreement or its validity the competent courts in Munich, Germany shall have the exclusive jurisdiction.

§ 14

SEVERABILITY

If any one or more of the provisions contained in this Agreement should be found invalid, illegal or unenforceable in any respect, the enforceability, validity and legality of the remaining provisions shall not in any way be affected or impaired thereby, and the Parties hereto shall enter into good faith negotiations to replace the invalid, illegal or unenforceable provision. If the Parties are unable to agree upon such replacement provision, then it is the intention of the Parties that such provisions be enforced to the fullest extent which a court of competent jurisdiction deems legal, valid and enforceable, and the Agreement shall thereby be reformed and the validity, legality and enforceability of the remaining provisions of this Agreement and the future application of such provision shall not in any way be affected or impaired thereby. The same shall apply in the case of an omission in the Agreement.

§ 15

NOTICES

15.1	Any notice or demand required to be given or made to either Party shall be in writing and shall be deemed sufficiently served if the same is sent by registered post or by fax to the address herein stated and shall be deemed to have been received by them on the day following the date of posting. A copy of any notice should also be sent to the Party concerned by fax or email on same date.

15.2	Any notice to be given to Infineon hereunder shall be addressed as follows:

Infineon Technologies AG

Legal Department

Attn. Dr. Horst Meyer

Am Campeon 1-12

D-85579 Neubiberg, Germany

Telefax +49 89 234 955 2546]

with a copy to:

Infineon Technologies AG

Chief Information Officer

Attn. Michael Schmelmer

Am Campeon 1-12

D-85579 Neubiberg, Germany

Phone: +49 (89) 234-25809

eFax: +49 (89) 234-9558475

15.3	Any notice to be given to the Purchaser hereunder shall be addressed as follows:

Avago Technologies GmbH

Attn.: Ms. Tina Kaske

Herrenberger Strasse 130

D-71034 Böblingen, Germany

Telefax: +49 -7031-436 3354

with a copy to:

Avago Technologies GmbH

Attn.: Helmut Strobel

Herrenbergerstrasse 130

D- 71034 Böblingen, Germany

Telefax: +49-7031-436 3111

15.4	The Parties shall, without being legally obliged to, communicate any change of their respective addresses set forth in Sections 15.2 and 15.3 as soon as possible in writing to the respective other Parties. Until such communication, the address as hitherto shall be relevant.

15.5	Any notice hereunder shall be deemed received by a Party regardless of whether any copy of such notice has been sent to or received by an advisor of such Party or the acting notary, irrespective of whether the delivery of such copy was mandated by this Agreement.

§ 16

ENTIRE AGREEMENT

The following Schedules which are attached hereto shall constitute an integral part hereof:

Schedule A Services

Schedule B Service Details (Fees, Termination Dates)

Schedule C IT Carve-out Project Plan

This Agreement (including all its annexes, exhibits, schedules and other attachments, such as SoWs) constitute the entire agreement between Infineon and Purchaser with respect to the subject matter hereof and supersedes all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof.

§ 17

AMENDMENT, WAIVER

17.1	To be effective, any amendment, modification or waiver to this Agreement, its schedules, attachments or any SoW that is a part hereof, including this requirement of written form must be in writing and signed by each Party.

17.2	Notwithstanding any other provision in this Agreement, no failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. No waiver by any Party of the breach of any term or covenant contained in this Agreement shall be deemed to be, or construed as, a further or continuing waiver of any such breach or a waiver of the breach of any other term or covenant contained in this Agreement.

§ 18

AGENCY

The relationship of the Parties under this Agreement shall be as independent contractors. Nothing contained herein or done in pursuance of this Agreement shall constitute the Parties as entering into joint venture or partnership, or shall constitute either Party the agent for employees of the other Party for any purpose or in any sense whatsoever.

§ 19

HEADINGS; GERMAN TERMS

In this Agreement the headings are inserted for convenience only and shall not affect the interpretation of this Agreement; where a German term has been inserted in italics it alone (and not the English term to which it relates) shall be authoritative for the purpose of the interpretation of the relevant English term in this Agreement.

§ 20

COUNTERPARTS

This Agreement may be executed simultaneously in several duplicate originals in the English Language, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective duly authorized representatives:

Infineon Technologies AG		Avago Technologies International
Sales Pte. Ltd.

By:		By:
Name:	Stefan Wolff	Name:
Title:	Vice President & General Manager	Title:

Date:		Date:

By:		By:
Name:	Dr. Jörn Kubalek	Name:
Title:	Corporate Legal Counsel	Title:

Date:		Date:

EXHIBIT B

Form of Patent Assignment Agreement

between

1.	Avago Technologies Wireless IP (Singapore) Pte. Ltd., 1 Yishun Avenue 7, 768923 Singapore, Singapore

- hereinafter referred to as “Purchaser” -

2.	Infineon Technologies AG, Am Campeon 1-12, 85579 Neubiberg, Germany

- hereinafter referred to as “Seller” -

- Purchaser and Seller hereinafter referred to as “Parties”

or individually as “Party” -

PREAMBLE

WHEREAS, Seller is a stock corporation under the laws of the Federal Republic of Germany, with principal place of business at Am Campeon 1-12, 85579 Neubiberg, Germany, registered with the commercial register (Handelsregister) of the lower court (Amtsgericht) of Munich under HRB 126492.

WHEREAS, Purchaser is a limited liability company under the laws of Singapore, with principal place of business at No. 1 Yishun Avenue 7, 768923 Singapore, registered under incorporation number 200512332 K.

WHEREAS, Seller, Purchaser and certain other parties are party to an asset purchase agreement, dated June 25, 2008, as amended, pursuant to which Seller agreed to sell and transfer to Purchaser and certain other parties certain assets and liabilities pertaining to its bulk acoustic wave filter business (the “Asset Purchase Agreement”).

WHEREAS, the Parties agreed in the Asset Purchase Agreement to sell and transfer the Patents listed in Annex A to this Agreement as well as the inventions listed in Annex B to this Agreement.

NOW THEREFORE, the Parties hereby agree as follows:

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§ 1

Certain Definitions; Reference to Asset Purchase Agreement

1.1	“Agreement” shall mean this patent assignment agreement.

1.2	“Assigned Patents” shall mean the Purchased Intellectual Property and the Purchased Inventions.

1.3	“Due Date” shall mean the latest date on which a payment can be made or an action can be taken without incurring a penalty, surcharge or other additional payment.

1.4	“Licensee” shall mean any third party (including Subsidiaries of Seller) to which Seller: (i) has granted or is obligated to grant licenses, immunities, covenants not to sue or any other rights under an Assigned Patent as of the Closing Date; or (ii) reserves the right under this Agreement to grant licenses, immunities, covenants not to sue or any other rights under an Assigned Patent.

1.5	Unless otherwise provided for in this Agreement, the capitalized terms used in this Agreement shall have the meanings attributed to them in the Asset Purchase Agreement, and all definitions set forth in the Asset Purchase Agreement shall also apply to this Agreement.

1.6	In case of a conflict between this Agreement and the Asset Purchase Agreement, the Asset Purchase Agreement shall prevail over this Agreement, unless explicitly provided otherwise in the Asset Purchase Agreement.

§ 2

Assignment

2.1

Subject to all rights granted to others prior to the Closing Date and Seller’s reservation of rights set forth in Section 3, Seller hereby sells, transfers and assigns to Purchaser on the Closing Date all right, title and interest in and to the Assigned Patents that Seller has as of the Closing Date, including the right to sue for injunctive relief and damages for infringement of any of the

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Assigned Patents whether accruing before or on and after the Closing Date. Between the date the Asset Purchase Agreement is entered into and the Closing Date Seller undertakes not to grant any licenses under the Assigned Patents to any Third Party, except (i) for licenses granted in connection with Products sold on or before the Closing Date and/or (ii) as part of general cross licenses where the Assigned Patents are not licensed by themselves.

2.2	Except as expressly set forth in this Section 2.2, Purchaser shall be solely responsible for all actions and all costs whatsoever, including but not limited to taxes, attorneys’ fees and patent office fees in any jurisdiction, associated with the perfection of the Purchaser’s right, title, and interest in and to each Assigned Patent and recordation thereof. With respect to the Assigned Patents, upon Purchaser’s written request and at Purchaser’s expense, Seller shall execute all documents and instruments prepared by Purchaser, and shall do all lawful acts, in each case as may be reasonably necessary to perfect Purchaser’s right, title, and interest in and to such Assigned Patents and recordation thereof within a reasonable period of time, and Purchaser shall provide Seller with any documents requiring Seller’s signature, suitable for recording, having terms and conditions acceptable to Seller that would be legally necessary in patent assignments of each jurisdiction. Purchaser shall provide Seller with an English translation of each such document concurrently therewith if requested by Seller.

2.3	Purchaser shall be solely responsible for all actions and all costs, including attorneys’ fees and patent office fees in any jurisdiction, having a Due Date on or after the Closing Date and associated with: (i) maintaining the enforceability of any of the Assigned Patents; or (ii) further prosecution of any of the Assigned Patents. In the event that the validity of the Assigned Patents is challenged on any point upon which the Seller has or can procure information or advice which may assist in meeting and defeating or reducing the effect of such challenge, the Seller undertakes to use reasonable efforts to supply or procure the supply of such information and/or advice without unreasonable delay, but subject to the right to charge the Purchaser out-of-pocket expenses properly and reasonably incurred. Notwithstanding the above, Seller undertakes to use reasonable efforts to deliver its files regarding any filed applications related to Purchased Intellectual Property as well as its files regarding Purchased Inventions to Purchaser.

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2.4	Except with respect to the Assigned Patents as expressly set forth in this Agreement, no license, immunity, ownership interest, or other right is granted under this Agreement, either directly or by implication, estoppel, or otherwise.

2.5	As between Seller and Purchaser, and subject to restrictions appearing above, Purchaser, as the acquirer of Seller’s right, title, and interest in each Assigned Patent, has sole discretion whether or not to institute any action or suit against third parties for infringement of any Assigned Patent or to defend any action or suit which challenges or concerns the validity of any Assigned Patent. Nothing in this Section 2.5 shall prevent the Purchaser from filing a patent infringement lawsuit as a counterclaim or a cross-claim against a third party in response to a patent infringement lawsuit filed by that party. Seller will use reasonable efforts to cooperate with Purchaser in any litigation or enforcement action under this Section 2.5 to the extent that Seller’s assistance is required and subject to Seller’s legitimate interests. Purchaser shall indemnify Seller against all reasonable costs of such cooperation, including attorneys’ fees.

§ 3

Reserved Rights

3.1

Seller reserves and retains, for the benefit of itself and its Subsidiaries and their successors and assigns, an irrevocable, non-exclusive, non-transferable, worldwide, fully paid-up, royalty-free right and license under the Assigned Patents, and Purchaser hereby grants to Seller and its Subsidiaries an irrevocable, non-exclusive, worldwide, non-transferable, fully paid up, royalty-free right and license under Purchaser’s patent applications and patents granted thereupon related to the Purchased Inventions and/or to the Purchased Intellectual Property, including, but not limited to, divisional applications, continuation application and continuation in part applications based on any of the Purchased Inventions and/or of the Purchased Intellectual Property and claiming priority of such Purchased Inventions and/or Purchased Intellectual Property to make, have made by subcontractors exclusively for Seller and/ its Subsidiaries, use, have used, import, license, offer to sell, sell, lease, and otherwise transfer any product or service, and to practice and have practiced any method, outside the field of the Business. Such reserved right and license includes the right to grant, without notice or

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accounting, sub-licenses of the same or lesser scope to any entities that are on the Closing Date, or thereafter become, a Subsidiary of Seller, provided, however, that such right to sub-license as well as the granted sub-license itself shall cease to exist with immediate effect as soon as the respective Subsidiary of Seller no longer constitutes a Subsidiary of Seller; in such event Purchaser agrees to negotiate a separate license with such company on non–discriminatory and fair terms. In case on or after the Closing Date, Seller and/or a Subsidiary of Seller transfers a product line or a business as a whole that practiced the Assigned Patents prior to the Closing Date to any Third Party, Purchaser agrees to negotiate a separate license with such third party on non-discriminatory and fair terms.

In relation to the license granted pursuant to this Section 3.1, Purchaser makes no representation or warranty regarding the validity or enforceability of the Assigned Patents and no other representations, warranties, or covenants, express or implied, nor shall Purchaser have any liability in respect of any infringement of patents or other rights of third parties with respect to this license.

3.2	Seller reserves the right to license or re-license any Licensees that, by operation of law lose rights under the Assigned Patents due to a transfer of rights or assignment of any Assigned Patent.

3.3	Seller reserves and retains, for the benefit of itself and its Subsidiaries and its and their successors and assigns, all rights to past, present, and future royalties and other consideration given or to be given in exchange for rights with respect to any Assigned Patent arising or accruing under agreements executed by Seller or Seller’s Subsidiaries prior to the Closing Date. Seller further reserves and retains all such royalties and other consideration arising out of or accruing under any release, license, sublicense, immunity or other right granted by Seller or its Subsidiaries under any agreements existing prior to the Closing Date.

3.4	With respect to the licenses and other rights reserved by Seller and to the agreements, rights, duties, and obligations between Seller and its Licensees, Purchaser agrees to require its successors in interest and assigns of each Assigned Patent to abide by terms that are the same as the terms of this Agreement.

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3.5	Purchaser shall execute all documents and instruments, and shall do all lawful acts, in each case as may be reasonably necessary, at Seller’s request, to record or perfect the reserved rights of Seller and its Licensees under this Agreement. Any acts undertaken by Purchaser solely under this Section 3.5 shall be at Seller’s expense.

3.6	The term of rights and licenses reserved hereunder shall be from the Closing Date until the date that the last Assigned Patent expires.

3.7	The Parties agree that in the event of invalidation of any of, or some patent claims of, or all of the Assigned Patents, Purchaser’s obligation under this Agreement shall remain intact. Payments received by Seller shall not be returned to Purchaser and Seller shall not be liable for such termination or invalidation.

§ 4

Miscellaneous

Section 16 of the Asset Purchase Agreement shall apply mutatis mutandis to this Agreement.

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Place, Date		Place, Date

Infineon Technologies AG		Avago Technologies Wireless IP (Singapore) Pte. Ltd

by:		by:
Stefan Wolff
Vice President and General Manager

by:
Dr. Jörn Kubalek
Corporate Legal Counsel

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EXHIBIT C

Form of Transitional Service Agreement

by and between

Avago Technologies International Sales Pte. Ltd.,

a limited liability company under the laws of Singapore,

having offices at 1 Yishun Avenue 7, 768923 Singapore, Singapore

- hereinafter referred to as “Customer” -

and

Infineon Technologies AG,

a corporation duly incorporated under the laws of Germany,

having offices at Am Campeon 1-12, 85579 Neubiberg, Germany

- hereinafter referred to as “Infineon” -

- Customer and Infineon hereinafter also referred to

individually as a “Party” and collectively as “Parties” -

1

PREAMBLE

WHEREAS, Infineon and Customer are party to an Asset Purchase Agreement, dated as of June 25, 2008, as amended (hereinafter referred to as “Asset Purchase Agreement”), pursuant to which Infineon agreed to sell and transfer to Customer, and Customer agreed to buy and acquire from Infineon, certain assets and liabilities pertaining to the development, production, sale and marketing of bulk acoustic wave filters or bulk acoustic wave resonators using wafer level packaging (hereinafter referred to as “Business”).

WHEREAS, the Asset Purchase Agreement provides that as of the Closing Date, the Parties shall enter into several ancillary agreements to ensure a smooth transition of the Business from Infineon to Customer, including this Transitional Service Agreement, pursuant to which Infineon shall for an interim period provide certain services to Customer.

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NOW THEREFORE, in consideration of the foregoing, the Parties agree as follows:

1.	Certain Definitions

1.1	“Agreement” shall mean this Transitional Service Agreement.

1.2	“Effective Date” shall mean the date of both Parties’ signature of this Agreement.

1.3	“Transition Period” shall mean a period of time of eighteen (18) months starting on the Effective Date.

1.4	In addition, capitalized terms which are used but not expressively defined herein shall have the meaning ascribed to them in the Asset Purchase Agreement.

2.	Scope of Services

2.1	Except as set out in Section 2.2 below, all services to be provided to Customer by Infineon shall be governed by the terms and conditions of this Agreement. The services to be provided to Customer by Infineon pursuant to this Agreement include, inter alia, services in the following areas (hereinafter referred to as “Services”):

•	BAW development and ramp-up support

•	Package development support

•	Quality management, reliability test and failure analysis support

2.2.	This Agreement shall, however, not apply to any services in the areas of:

•	Lease or sublease of office space

•	Facility management, including provision of utilities

•	Supply of products and distribution of products

•	Sales, Marketing, Business Development; CLM and Marcom support services

•	License of software and technologies

•	IT services, such as IT maintenance and support

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Due to their specific nature, such services will be covered by separate agreements for the respective specific purpose, if needed.

2.3	The scope of the Services as well as other service-specific regulations are set forth in Exhibit 1.

3.	Place and nature of performance, subcontractors

3.1	Unless otherwise agreed in writing, the place of performance of the Services shall be at the office of the respective entity performing the Service.

3.2	Unless otherwise agreed in writing, the Services shall be provided in a form which is common for such Services in the general course of business of Infineon.

3.3	All intellectual property rights, including, without limitation, rights involving or relating to copyrights, inventions (whether patentable or not), processes, know-how, designs, computer software, trademarks and other names arising out of any Services provided for hereunder shall be the sole property of Customer. This applies also to databases, models, drawings, data and other materials even if such rights are not protected by law. However, Customer hereby grants Infineon a non-exclusive, non-transferable, royalty-free, fee-free license under all intellectual property rights arising out of any work performed by Infineon to use, have used, modify, have modified import, have imported, display, have displayed, perform, have performed, sell, have sold and otherwise dispose any of such intellectual property rights for Infineon’s processes and products which are outside the scope of the Business.

4.	Default; Liability

4.1	If any Services are not performed within the agreed time or are performed in a faulty manner and the provider of the Services is solely responsible for the delay or faulty performance, Infineon shall be obliged to remedy and perform the required Services in a satisfactory manner within a reasonable period of time or, at Customer’s sole discretion, Customer shall be entitled to claim damages.

4.2	Except for any damages resulting from the breach of the confidentiality obligation in Section 6 of this Agreement, Infineon’s liability under this Agreement shall not exceed 50 percent (50%) of the total of the payments received by Infineon in consideration of Services provided to Customer pursuant to this Agreement.

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5.	Remuneration

5.1	The remuneration for each individual Service is set forth in Exhibit 2. Notwithstanding sentence 3 and in addition to the remuneration set out in Exhibit 2, Customer shall reimburse Infineon for all of its external expenses (including, but not limited to, travel expenses) which have not been factored into the prices set forth in Exhibit 2, provided that Infineon provides Customer with sufficient evidence that such external expenses have actually been incurred by Infineon. Any individual external expense exceeding the amount of EUR 500.00 (in words: five hundred Euros) must be approved by Customer in advance.

5.2	Unless otherwise agreed in writing, the remuneration for any Services shall be invoiced monthly. Infineon will provide Customer with an invoice for the Services rendered in the past month and such invoice shall be paid within forty-five (45) days net after receipt of the respective invoice.

5.3	Payments shall be made in EUR to the following Infineon account:

ABN AMRO Bank N.V.

Niederlassung Deutschland

Theodor – Heuss – Allee 80

60486 Frankfurt am Main

Konto: 6713027008

IBAN: DE49502304006713027008

Swift Code: ABNADEFFFRA

6.	Confidentiality

6.1

All information and documents received by the Parties to which access is granted (e.g., via data banks) in connection with this Agreement, even if not expressly designated as business or trade secrets, shall only be used by the receiving Party for the performance of its obligations under this Agreement. For as long as and to the extent that such confidential information is not generally known or the respective other Party to the Agreement has not previously consented in writing to such confidential information being made known, the receiving Party shall treat the information and documents as confidential with regard to third parties who are not involved in the

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performance of any obligation under this Agreement. If a Party has to process personal data as part of this Agreement, it shall comply with all applicable data protection laws, agree to take all appropriate data security measures and enable the other Party to keep itself informed with respect to compliance matters. These obligations shall also continue to apply after the termination of this Agreement.

6.2	The Parties shall ensure that their employees maintain the secrecy of all business or trade secrets of the respective other Party to which they have access on the basis of their work or to which they are given access as a result of this Agreement, and the Parties shall also impose this confidentiality obligation upon their employees in respect of the relevant period required under applicable laws after the termination of their employment agreements.

7.	Term of this Agreement

7.1	This Agreement shall become effective on the Effective Date and be binding for the Transition Period, unless the Parties agree to extend the term for certain Services in writing.

7.2	If any Party to this Agreement defaults in its obligations under this Agreement despite being given not less than thirty (30) days written notice to remedy such default, the other Party may terminate this Agreement.

8.	Competent Court of Jurisdiction

For all disputes arising out of or in connection with this Agreement or its validity, the competent courts in Munich, Germany, shall have the exclusive jurisdiction.

9.	Applicable Law

This Agreement shall be subject to and be construed in accordance with the laws of Germany without reference to its conflicts of law provisions. The application of the United Nations Convention on contracts for the International Sale of Goods of April 11, 1980 shall be excluded.

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10.	Force Majeure

Neither Party shall be liable to the other Party for failure or delay in the performance of any of its obligations under this Agreement for the time and to the extent such failure or delay is caused by force majeure such as, but not limited to, riots, civil commotions, wars, freight embargo, hostilities between nations, governmental laws, orders or regulations, actions by the government or any agency thereof, storms, fires, sabotages, explosions or any other contingencies beyond the reasonable control of the respective Party. In such events the affected Party shall immediately inform the other Party of such circumstances together with documents of proof and the performance of obligations hereunder shall be suspended during, but not longer than, the period of existence of such cause and the period reasonably required to perform the obligations in such cases. The affected Party shall take commercially reasonable steps to mitigate damages arising out of the force majeure event.

11.	Assignment

Neither Party shall be entitled to assign this Agreement or any rights or obligations thereunder without the prior written consent of the other Party which shall not be unreasonably withheld.

12.	Provision of Services / Export Control Regulations

12.1	Infineon shall provide any and all Services in a professional and workmanlike manner and in compliance with all applicable Laws and applicable industrial standards.

12.2	The Parties agree to comply with any export control legislation applicable to them and to the subject matter of this Agreement.

13.	General Provisions

13.1	This Agreement and all documents referred to herein constitute the entire agreement between the Parties with respect to the subject matter therein described, and supersede any prior or simultaneous communications, representations or agreements with respect hereto, whether oral or written, including all pre-printed terms and conditions appearing on either Party’s standard transaction documents whether or not accepted by the receiving Party.

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13.2	Additions and amendments to this Agreement, including this clause, shall only be valid if made in writing and duly signed by the Parties.

13.3	If any provision of this Agreement is held to be invalid, illegal or unenforceable under applicable law, the remaining provisions shall continue to remain in full force and effect. The Parties undertake to replace the invalid provision or parts thereof by a new provision which will meet as closely as possible the economic effect intended by the Parties at the time of execution of this Agreement.

13.4	No expressed or implied waiver by any of the Parties to this Agreement of any breach of any term, condition or obligation of this Agreement shall be construed as a waiver of any subsequent or continuing breach of that term, condition or obligation or of any other term, condition or obligation of this Agreement of the same or of a different nature. Any waiver, consent, or approval of any kind regarding any breach, violation, default, provision or condition of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing.

13.5	Except if and to the extent specifically provided for in this Agreement, no rights or licenses of any kind (whether express or implied) are granted hereunder.

13.6	Any notices permitted or required hereunder shall be made by registered mail or by telefax and confirmed by registered mail to the following addresses or such other addresses as submitted by a Party to the other from time to time in writing and either in English or in German:

If to Customer:	If to Infineon:

Avago Technologies International Sales Pte. Ltd.	Infineon Technologies AG

1 Yishun Avenue 7 768923 Singapore Singapore	Attn.: Dietmar Wild Am Campeon 1-12 85579 Neubiberg Germany

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13.7	The following Exhibits are appended to and form part of this Agreement:

Exhibit 1: Scope of Services

Exhibit 2: Remuneration Table

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

Customer	Infineon Technologies AG

Signature	Signature
Name	Name	Stefan Wolff
Title	Title	Vice President and General Manager
Date	Date

Signature	Signature
Name	Name	Dr. Jörn Kubalek
Title	Title	Corporate Legal Counsel
Date	Date

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EXHIBIT D

Transitional Supply Agreement

between

Infineon Technologies AG, a stock corporation under the laws of the Federal Republic of Germany, with principal place of business at Am Campeon 1-12, 85579 Neubiberg, Germany, registered with the commercial register of the lower court (Amtsgericht) of Munich under HRB 126492

- hereinafter referred to as “Seller” -

and

Avago Technologies Trading Ltd., a corporation under the laws of Mauritius, with principal place of business at 4th Floor, IBL House, Caudan, Port Louis, Mauritius, registered under registration no. 075667 C1/GBL

- hereinafter referred to as “Buyer” -

- Seller and Buyer are hereinafter referred to as “Party” or collectively as “Parties” -

PREAMBLE

WHEREAS, Seller and certain Affiliates of Buyer are party to an Asset Purchase Agreement (as hereinafter defined), pursuant to which Seller agreed to sell and transfer to certain Affiliates of Buyer, and certain Affiliates of Buyer agreed to buy and acquire from Seller, certain assets and liabilities pertaining to the development, production, sale and marketing of bulk acoustic wave filters or bulk acoustic wave resonators using wafer level packaging (the “Business”).

WHEREAS, the Asset Purchase Agreement provides that as of the Closing Date, the Parties shall enter into several Ancillary Agreements to ensure a smooth transition of the Business from Seller to certain Affiliates of Buyer, including this Transitional Supply Agreement, pursuant to which Seller shall for an interim period manufacture and deliver to Buyer bulk acoustic wave filters to be distributed by Buyer.

WHEREAS the Parties seek, for their mutual benefit, to secure the supply, to take care of the planning and to ensure timely delivery of such bulk acoustic wave filters.

NOW THEREFORE in consideration of the above, the Parties agree to the following terms and conditions:

1.	Certain Definitions

1.1	The following terms shall have the meaning as defined hereinafter:

1.1.1	“Agreement” shall mean this Transitional Supply Agreement.

1.1.2	“Asset Purchase Agreement” shall mean the Asset Purchase Agreement by and between Seller and certain Affiliates of Buyer, dated as of 25 June 2008, as amended.

1.1.3	“Effective Date” shall mean the date of both Parties’ signature of this Agreement.

1.1.4	“Incoterms 2000” shall mean the official rules for the interpretation of trade terms as issued by the International Chamber of Commerce, Paris, in January 2000.

1.1.5	“Transition Period” shall mean a period of time of eighteen (18) months starting on the Effective Date.

1.1.6	“Yield” shall mean the number of good and functional Products delivered during a calendar quarter divided through the total number of dies on all wafers that were started for the manufacturing whereas such calculation excludes dies that cannot be functional due to their geometrical form. The calculation of the Yield is explained more closely in Exhibit 1.

1.2	In addition, capitalized terms which are used but not expressively defined herein shall have the meaning ascribed to them in the Asset Purchase Agreement.

2.	Purpose of the Agreement

2.1	The purpose of this Agreement is the procurement of the Product(s) set forth in Exhibit 2 during the Transition Period.

2.2	The Parties agree that the terms and conditions set forth in this Agreement shall also apply to each Party’s Subsidiaries, provided, that Buyer’s and Seller’s Subsidiaries declare their consent to this Agreement, respectively.

2.3	The Products shall be delivered according to the provisions of this Agreement, subject to purchase orders of Buyer that are accepted by Seller.

3.	Demand Planning, Purchase Orders, Baseload

3.1	Seller shall maintain for Buyer a production capacity of five-hundred (500) wafer starts per week. Should Buyer require additional capacity, such additional capacity may be provided by Seller if Buyer pays the investments which are necessary to provide such additional capacity. Any facilities and equipment resulting from such investments shall remain the full property of Buyer and shall be returned to Buyer upon termination or expiration of this Agreement.

3.2	Buyer shall, at the beginning of each calendar month, provide Seller with a rolling forecast which sets forth Buyer’s demand for each Product during the next nine (9) months. The forecast for the first three (3) months upon issuance thereof shall set forth the anticipated demand of Buyer on a weekly basis. Upon confirmation by Seller, the forecast for the first three (3) months shall be binding. This means Buyer is obligated to purchase one-hundred percent (100%) of the forecasted Product volumes and Seller is obligated to sell and deliver one-hundred percent (100%) of the forecasted Product volumes. Any non-compliance with the obligations to place purchase orders and cancellations of individual purchase contracts shall be governed by Section 5 of this Agreement. The forecast for the period of time thereafter shall outline Buyer’s anticipated demand on a monthly basis and be non-binding and for planning purposes only. In case Buyer wishes an end of life production, Buyer shall inform Seller latest one-hundred-twenty (120) days before the end of the Transition Period. Buyer shall provide Seller, at the time he announces the end of life for a Product, with purchase orders for its remaining demand. These purchase orders shall be non-cancellable.

3.3	Buyer shall provide Seller with purchase orders in accordance with the requirements as set forth in Section 3.2 above. Individual sales agreements shall only be deemed concluded if Seller has confirmed the purchase orders. Seller shall accept these purchase orders as long as they are in accordance with the requirements of Section 3.2 above and shall take reasonable efforts to confirm such purchase orders within four (4) days upon receipt thereof.

3.4	If Buyer’s forecast deviates from the requirements as set forth in Section 3.2 or Buyer wants to order in deviation from the requirements as set forth in Section 3.3, Seller shall take reasonable efforts to comply with Buyer’s requirements.

3.5	Buyer understands and accepts that Seller needs a minimum production base load in order to maintain all necessary quality assurance parameters. To assure this base load, Buyer shall purchase at least fifty (50) wafer starts per week for Products to be delivered in the form of wafers. In addition, Buyer may order Products to be delivered in the form of wafers only in full delivery lots. One lot comprises twenty-five wafers.

4.	Delivery

4.1	The Products are sold at “FCA” according to Incoterms 2000.

4.2	If the delivery date is defined

(a)	by day, then Seller shall not deliver more than three (3) days earlier or two (2) days later than the agreed delivery day;

(b)	by week, then Seller shall deliver within the agreed delivery week.

4.3	If Seller realizes that an agreed delivery date cannot be met, it shall inform Buyer and indicate the anticipated duration of the delay. The Parties shall immediately attempt to find reasonable remedial measures.

4.4	If Seller’s delivery of a Product is late, Seller is solely responsible for the delay and if Buyer substantiates that it has suffered damages directly due to the delay, then Buyer may claim damages in accordance with Section 16 of this Agreement.

4.5	If Seller’s delivery of a Product is late and Seller is solely responsible for this delay, then Buyer may cancel the relevant individual purchase contract without incurring any liability only if all of the following conditions are met: (1) the delay has exceeded a period of two (2) weeks, (2) Buyer has, after the expiration of the two (2) weeks period as set forth above, set a time limit of five (5) Business Days during which Seller must deliver the respective Products, (3) the Products were not delivered within said time limit and (4) Buyer notifies Seller of its cancellation in writing within 3 (three) Business Days after the expiration of the above mentioned time limit.

4.6	Any and all further claims for damages, costs or rights of Buyer due to a delivery delay shall be excluded.

4.7	The Products are marked with an Infineon trademark. Should Buyer wish a different marking, the Parties shall discuss marking changes and related costs in good faith.

5.	Cancellation

In case Buyer cancels confirmed purchase orders or informs Seller that it will not provide Seller with purchase orders for Products forecasted within the binding period, then Buyer shall pay Seller a compensation of:

(a)	forty percent (40%) of the actual purchase price if Seller receives the cancellation or the information that Buyer will not provide Seller with purchase orders according to its obligation as set forth in Section 3.2 during the first two (2) weeks of the binding period of the forecast;

(b)	sixty percent (60%) of the actual purchase price if Seller receives the cancellation or the information that Buyer will not provide Seller with purchase orders according to its obligation as set forth in Section 3.2 during weeks three (3) and four (4) of the binding period of the forecast;

(c)	eighty percent (80%) of the actual purchase price if Seller receives the cancellation or the information that Buyer will not provide Seller with purchase orders according to its obligation as set forth in Section 3.2 during weeks five (5) and six (6) of the binding period of the forecast; and

(d)

one hundred percent (100%) of the actual purchase price if Seller receives the cancellation during the seventh (7th) week of the binding period of the forecast or later or if Buyer does not place purchase orders in accordance with its obligations as set forth in Section 3.2 and Seller does not receive the information that Buyer will not provide Seller with such purchase orders prior to the seventh (7th) week of the binding period of the forecast.

These rules of cancellation and compensation shall not apply for non-cancellable orders for Buyer’s end of life demand as set forth in Section 3.2.

6.	Support

The Parties are aware that as part of the transactions contemplated by the Asset Purchase Agreement, an Affiliate of Buyer has assumed the employment relationships with the Business Employees. The Parties are further aware that the support of the Business Employees has in the past been, and will continue to be in the future, crucial for the success of Seller’s production activities which are the subject matter of this Agreement (including, but not limited to, Seller’s ability to reach targeted Yields and meet certain agreed upon quality requirements). Therefore, Buyer agrees to, and agrees to cause the employer of the Business Employees to, support Seller’s production activities by providing Seller at no additional charge with the services of the Business Employees if and to the extent reasonably requested by Seller to perform its obligations under this Agreement. Buyer may only refuse the request of Seller to provide Seller with the services of the Business Employees if there are (i) no legitimate business reasons for Seller’s request or (ii) the support to be provided by the Business Employees would significantly exceed the degree or type of support usually provided by them to Seller’s production activities prior to the date their employment relationships transferred to Buyer’s Affiliate as part of the transactions contemplated by the Asset Purchase Agreement. To the extent Buyer should not comply with its obligations set forth in this Section 6, Buyer shall not be entitled to any rights and remedies pursuant to this Agreement with respect to any purchase orders which were affected by Buyer’s non-compliance with its obligations set forth in this Section 6.

7.	Prices

7.1	The fixed purchase prices for the Products (“Prices”) are specified in Exhibit 2 for each Product and shall be valid for the agreed upon time period. In case of a significant Yield deterioration or in case of Buyer’s non-compliance with its obligations set forth in Section 6, the Parties will re-discuss the Prices.

7.2	Prices shall be exclusive of any Goods and Service Tax (“GST”), Value Added Tax (“VAT”) or other similar taxes (including applicable federal, state or local sales taxes) which shall be charged in accordance with applicable legal requirements by Seller to Buyer in addition to the Prices.

8.	Invoices and Terms of Payment

8.1	The basis for the invoices is delivered good dies if the Products are delivered in the form of wafers and otherwise individual packaged Products. Seller shall be entitled to deliver and invoice an amount of Products that deviates by five percent (5%) below and ten percent (10%) above the scheduled amount of Products purchased. Buyer shall not have any right or claim due to under-delivery if the number of delivered Products undergoes the purchased amount of Products by up to five percent (5%) and shall accept and pay over-deliveries of up to ten percent (10%). For the avoidance of doubt, the Parties agree that Buyer shall only be obliged to pay for the amount of Products actually delivered by Seller. If the deviation of delivered good dies from the originally ordered number of good dies falls short of or exceeds the percentages as outlined above, then Seller shall ask for Buyer’s approval before shipping.

8.2	For every delivery, Seller shall issue an invoice that meets the requirements of applicable tax laws. The invoice shall show the price per ordered Product, the order number, and the Product part number.

8.3	Buyer shall pay each invoice within thirty (30) days of the date of the invoice unless Buyer and Seller otherwise agree in writing. Payment shall be effected upon receipt of the funds in Seller’s bank account. Payment shall be made only in the currency stated on the invoice. In case of dispute related to an invoice, Buyer shall in any case pay the undisputed part of the invoice according to the payment terms stated above.

8.4	Seller will not require interest payment or withhold any future delivery if Buyer is in delay with payments as long as the delay does not exceed five (5) days.

9.	Risk, Title

Title to the Products and the risk of loss or damages associated with the Products shall pass to Buyer in accordance with the respective clause of the Incoterms 2000 as defined in Section 4.1.

10.	Warranty

10.1	Seller warrants to Buyer that the Products will be free from defects in manufacturing and workmanship. Seller shall not be responsible for (a) any defects in material and workmanship if such defects do not substantially affect the use, including the sale, of the Products intended by Buyer and (b) defects arising out of designs, parts, equipment, software, data or other material or instructions provided by Buyer. If a catalogue of defects is available for any Products, Seller shall provide Buyer with such catalogue which shall be used to determine whether the Products are free from defects according to this Section 10.1.

10.2	In the event of any breach of the above warranty, Seller shall replace the non-compliant Product or part. If Seller is not able to do so within a reasonable period of time, Buyer shall be entitled to a refund for the affected products or to claim damages. Buyer may also cancel the specific Purchase Order pertaining to the affected Product or part.

10.3	The warranty period shall be 18 (eighteen) months starting on the date the risk of loss or damages has passed to Buyer in accordance with Section 9.

10.4	THE WARRANTIES STATED IN THIS SECTION 10 ARE EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

11.	Technical Changes

11.1	The Seller may technically change the manufacturing process for each Product. If contemplated technical changes would affect form, fit, function or reliability of the Product(s) supplied directly by Seller to Buyer (i.e., major changes according to JEDEC 46 C), Seller shall inform Buyer about the changes contemplated by Product Change Notification (“PCN”) in writing, provide a reasonable amount (but not more than one-hundred (100)) representative samples incorporating the contemplated change and a qualification test report within six (6) months before start of delivery of the altered Product(s). Notwithstanding the above, Buyer shall communicate any concerns or objections within thirty (30) days after receiving the PCN.

11.2	In case Buyer requests changes of the Products, Seller shall evaluate the anticipated consequences and respond to such request without undue delay. The Parties shall then discuss the anticipated result of such evaluation with respect to (i) increase or decrease in the cost to be incurred by Seller to incorporate such change; (ii) time required by Seller to incorporate such change; and/or (iii) effect that such change would have on the Product. The Parties shall discuss in good faith the costs resulting from such changes. Seller disclaims any warranty or liability whatsoever related to a change of the Products.

12.	Intellectual Property Rights Infringement

Seller has sold and transferred to Buyer the designs for the Products as well as all Patents and Know How which is Exclusively Used for the Business according to the Asset Purchase Agreement. Seller’s liability for any defects in right, including, but not limited to, claims of Third Parties’ based on the allegation that a Product delivered hereunder infringes such Third Party’s Intellectual Property Rights or Know How shall be governed exclusively by the terms and conditions of the Asset Purchase Agreement, and Buyer agrees that it shall not have any further rights, claims or remedies against Seller in connection with any defects in right, including, but not limited to claims of Third Parties based on the allegation that a Product delivered hereunder infringes such Third Party’s Intellectual Property Rights or Know How.

13.	Confidential Information

13.1	Except as contained in this Agreement, the Parties agree that all information that they receive from each other and that is marked as “Confidential Information” or with a similar legend by the disclosing party shall be deemed to be confidential and will be maintained by the receiving party in confidence and not be disclosed to any Third Party, provided, however, that the receiving party may disclose such information to its own or its Affiliates’ employees who have a reasonable need to know such confidential information and who are bound to confidentiality by their employment agreements or otherwise not less stringent than under the obligations of this Agreement.

13.2	The receiving party additionally agrees to treat the confidential information with the same degree of care that it affords its own confidential information to avoid unauthorized disclosure to any Third Party. In any event, the Parties agree that they will treat the other’s confidential information with no less than reasonable care. Neither Seller nor Buyer shall be liable for disclosure and/or any use of such confidential information insofar and to the extent as such information:

(a)	is in, or becomes part of, the public domain other than through a breach of this Agreement or other obligation of confidentiality by the receiving party;

(b)	is already known to the receiving party at or before the time it receives the same from the disclosing party or is disclosed to the receiving party by a Third Party as a matter of right;

(c)	is independently developed by the receiving party without the benefit of such information received from the disclosing party;

(d)	is disclosed and/or used by the receiving party with the prior written consent of the disclosing party; or

(e)	is required to be disclosed to comply with legal mandatory regulations, a judicial or official order or decree, provided that written notice of such judicial action was given by the receiving party to the disclosing party within ten (10) days after notice of same was received by the disclosing party, or prior to production of the confidential information, whichever is earlier.

13.3	Neither Party shall (and shall ensure that none of its agents, representatives or attorneys shall) disclose the terms of this Agreement or any Exhibits hereto to any Third Party without the prior written consent of the other Party, except that either Party may disclose the terms of this Agreement (a) to the extent reasonably necessary, in confidence, to its legal counsel and accountants, (b) as requested by any governmental authority or required by, or advisable under, any applicable law or the applicable rules or regulations of any securities exchange on which any of such Party’s securities are listed (in either case, as determined by such Party upon advice of counsel), provided, that prior to any such required disclosure, the disclosing Party gives the non-disclosing Party reasonable advance notice of such disclosure in writing, minimizes the scope of such disclosure (including by making redactions to documents provided as part of such disclosure and by cooperating with the non-disclosing Party to obtain protective orders) to the extent permitted under applicable law, and otherwise coordinates with the non-disclosing Party with respect to the scope of such disclosure, or (c) in connection with the enforcement of this Agreement. Notwithstanding the foregoing, the obligations of the Parties under this Section 13.3 shall not apply to any terms of this Agreement that have been disclosed by either Party as permitted by Subsections 13.2 (a)-(c) above.

14.	Force Majeure

Neither Party shall be liable to the other for failure or delay in the performance of any of its obligations under this Agreement for the time and to the extent such failure or delay is caused by force majeure such as, but not limited to, riots, civil commotions, wars, strikes, freight embargo, lock-outs, hostilities between nations, governmental laws, orders or regulations, actions by the government or any agency thereof, storms, floods, fires, sabotages, explosions or any other contingencies beyond the reasonable control of the respective Party and of its sub-contractors. In such events, the affected Party shall immediately inform the other Party of such circumstances together with documents of proof, and the performance of obligations hereunder shall be suspended during, but not longer than, the period of existence of such cause and the period reasonably required to perform the obligations in such cases.

15.	Export Control Regulations

The Parties agree to comply with any export control legislation applicable to them and to the subject of this Agreement and to the regulations outlined in Exhibit 3 to this Agreement.

16.	Limitation of Liability

16.1	SELLER’S LIABILITY UNDER THIS AGREEMENT FOR ANY DAMAGES, COSTS, LOSSES, EXPENSES ETC. OF ANY KIND, REGARDLESS OF THE CAUSE IN LAW SHALL IN ANY CALENDAR YEAR NOT EXCEED IN THE AGGREGATE THE MAXIMUM AMOUNT OF TEN (10) PERCENT OF THE REVENUES THAT SELLER HAS ACHIEVED BY THE SALE AND DELIVERY OF THE PRODUCTS UNDER THIS AGREEMENT DURING THE CALENDAR YEAR BEFORE SELLER WAS NOTIFIED BY BUYER THAT BUYER WOULD BRING A LIABILITY CLAIM AGAINST SELLER (“NOTICE DATE”) PURSUANT TO SECTION 16 OF THIS AGREEMENT. IF AT THE NOTICE DATE THIS AGREEMENT HAS BEEN IN FORCE FOR LESS THAN A CALENDAR YEAR, THE REFERENCE PERIOD FOR PURPOSES OF THE PRECEDING SENTENCE SHALL BE THE REVENUES THAT SELLER HAS ACHIEVED OR WILL ACHIEVE DURING THE CALENDAR YEAR FOLLOWING THE EFFECTIVE DATE.

16.2	NOTWITHSTANDING THE ABOVE AND REGARDLESS OF THE CAUSE IN LAW, SELLER SHALL NOT BE LIABLE FOR ANY INDIRECT, INCIDENTAL OR

CONSEQUENTIAL DAMAGES, INCLUDING WITHOUT LIMITATION ANY DAMAGES ARISING FROM INTERRUPTED OPERATION INCLUDING LINE STOPP, LOSS OF PROFITS, LOSS OF REVENUE, LOSS OF GOODWILL, LOSS OF CAPITAL AND/OR LOSS OF INFORMATION AND DATA.

16.3	ANY LIABILITY OF SELLER SHALL BE EXCLUDED IF DAMAGES ARE DUE TO BUYER’S LACK OF SUPPORT AS COMMITTED IN SECTION 6.

16.4	ANY LIABILITY OF SELLER SHALL BE EXCLUDED IF BUYER DOES NOT NOTIFY SELLER IN WRITING OF ITS CLAIMS WITHIN SIX MONTHS AFTER BEING AWARE OF SUCH RIGHTS.

16.5	THE LIMITATIONS AND EXCLUSIONS SET FORTH IN THIS SECTION 16 SHALL NOT APPLY IN THE CASE OF SELLER’S WILLFUL MISCONDUCT OR IN ANY OTHER CASE WHERE LIABILITY IS MANDATORY AT LAW.

17.	Term

17.1	This Agreement shall be binding for the Transition Period.

17.2	Notwithstanding of the above, either Party may terminate this Agreement as well as any finally accepted purchase orders hereunder for cause in the event of a Default of the other Party. “Default” means (i) either Party’s breach of one or several of the material obligations and/or provisions of this Agreement or any applicable law or governmental regulation, or (ii) insolvency, bankruptcy, liquidation or dissolution of either Party.

17.3	The following Sections of this Agreement shall survive the termination (for any reason) of this Agreement: 7, 8, 12, 13, 16, 17, 18 and 21.

18.	Competent Court of Jurisdiction

For all disputes arising out of or in connection with this Agreement or its validity, the competent courts in Munich, Germany, shall have the exclusive jurisdiction.

19.	Applicable Law

This Agreement shall be governed by and construed in accordance with the law in force in Germany without reference to its conflicts of law provisions. The application of the United Nations Convention on Contracts for the International Sale of Goods of April 11, 1980 shall be excluded.

20.	Assignment and Transfer of Rights and Obligations

Neither Party may assign this Agreement, transfer its obligations or assign its rights hereunder without the prior written consent of the other Party, which consent will not be unreasonably withheld.

21.	Miscellaneous

21.1	The Parties may conclude separate agreements on issues relating to quality, packaging, consignment, logistics and other matters mutually agreed upon. Except as expressly provided for in such separate agreements, the terms and conditions of this Agreement shall take precedence over the terms and conditions of such separate agreements.

21.2	Alterations and amendments to this Agreement shall only be valid if made in writing. Any waiver of this requirement for the written form shall likewise be in writing.

21.3	The effectiveness of this Agreement shall not be impaired if any provision of this Agreement should be completely or partially invalid or unenforceable. In this case, the Parties shall agree on a provision that meets the economical intention of the invalid or unenforceable provision.

21.4	The language of this Agreement shall be English. Correspondence, technical and commercial documents as well as any information relating to this Agreement shall be in English.

22.	Entirety of Agreement

This Agreement and the Exhibits attached hereto shall constitute the entire understanding between the Parties to the subject matter herein. Therefore neither Buyer’s nor Seller’s General Terms and Conditions shall be applicable for the delivery of Products.

This Agreement supersedes all prior or contemporaneous oral or written communications, proposals and representations with respect to the subject matter thereof.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective duly authorized representatives:

Date:	Date:

Avago Technologies Trading Ltd	Infineon Technologies AG

EXHIBIT E-1

Form of Asset Transfer Agreement

(Singapore)

by and between

Infineon Technologies Asia Pacific Pte Ltd

and

Avago Technologies International Sales Pte. Ltd.

dated as of [            ]

RECITALS

WHEREAS, Infineon Technologies AG, a stock corporation under the laws of the Federal Republic of Germany, with principal place of business at Am Campeon 1-12, 85579 Neubiberg, Germany, registered with the commercial register of the lower court (Amtsgericht) of Munich under HRB 126492 (“Infineon”), Avago Technologies International Sales Pte. Ltd., a limited liability company under the laws of Singapore, with principal place of business at 1 Yishun Avenue 7, 768923 Singapore, Singapore, registered under incorporation number 200512231E (“Assignee”), and certain other entities are party to an asset purchase agreement, dated as of 25 June 2008, as amended (“Asset Purchase Agreement”).

WHEREAS, pursuant to the Asset Purchase Agreement Infineon agreed to cause Infineon Technologies Asia Pacific Pte Ltd (Company Registration Number: 19700667M), a private company limited by shares incorporated in Singapore, having its registered office at 8 Kallang Sector Infineon Singapore 349282 (“Assignor”), to transfer to Assignee title to certain Purchased Tangible Assets which are set forth on Annex A hereto, in each case as more fully described and upon the terms and subject to the conditions set forth in the Asset Purchase Agreement.

WHEREAS, Assignor is the owner of the Purchased Tangible Assets which are set forth on Annex A hereto and desires to transfer to Assignee, and Assignee desires to obtain from Assignor, title to the Purchased Tangible Assets which are set forth on Annex A hereto.

WHEREAS, capitalized terms used but not defined herein shall have the meaning ascribed to them in the Asset Purchase Agreement.

NOW, THEREFORE, in consideration of the payment in the amount of EUR 788,295 (in words: seven-hundred eighty-eight thousand two-hundred and ninety-five Euros) (paid together with applicable GST of 7% or EUR 55,180.65) by Assignee to Assignor, and in further consideration of the mutual agreements and covenants herein contained and intending to be legally bound hereby, the parties hereto agree as follows:

1.	Assignor hereby transfers to Assignee, and Assignee hereby accepts such transfer and obtains from Assignor, all rights, title and interest in and to all of the Purchased Tangible Assets which are set forth on Annex A hereto in accordance with and subject to the terms and conditions of the Asset Purchase Agreement.

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2.	Assignor and Assignee hereby agree that Assignor shall grant Assignee possession of the Purchased Tangible Assets which are set forth on Annex A on the Closing Date. To the extent that on the Closing Date Assignee does not obtain possession of individual Purchased Tangible Assets which are set forth on Annex A, Assignor shall grant Assignee possession of such Purchased Tangible Assets on a date reasonably requested by Assignee. To the extent that on the Closing Date certain of the Purchased Tangible Assets which are set forth on Annex A are in the possession of Third Parties, delivery is hereby replaced by Assignor’s assignment to the Assignee of Assignor’s possessory claim related to such Purchased Tangible Assets.

3.	Each party hereby covenants and agrees that, at any time and from time to time forthwith upon the written request of the other party, it will do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered, each and all of such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may reasonably be required by the other party or as required pursuant to the Asset Purchase Agreement in order to transfer the Purchased Tangible Assets which are set forth on Annex A or otherwise carry out the purpose and intent of this Asset Transfer Agreement.

4.	This Asset Transfer Agreement is subject to the terms and conditions of the Asset Purchase Agreement, which are incorporated herein by reference, and shall be binding upon Assignor and Assignee.

5.	This Asset Transfer Agreement shall be governed by and construed and interpreted in accordance with the laws of Singapore, irrespective of the choice of laws principles of Singapore.

6.	This Asset Transfer Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same instrument.

3

IN WITNESS WHEREOF, each party has caused this Asset Transfer Agreement to be duly executed by its duly authorized officers as of the date first written above:

Infineon Technologies Asia Pacific Pte Ltd	Avago Technologies International Sales Pte. Ltd.

by:	by:
Name:	Name:
Title:	Title:

4

EXHIBIT E-2

Form of Asset Transfer Agreement

(Germany)

by and between

Infineon Technologies AG

and

Avago Technologies GmbH

and

Avago Technologies International Sales Pte. Ltd.

dated as of [            ]

RECITALS

WHEREAS, Infineon Technologies AG, a stock corporation under the laws of the Federal Republic of Germany, with principal place of business at Am Campeon 1-12, 85579 Neubiberg, Germany, registered with the commercial register of the lower court (Amtsgericht) of Munich under HRB 126492 (“Seller”), Avago Technologies GmbH, a limited liability company under the laws of the Federal Republic of Germany, with principal place of business at Herrenberger Strasse 130, 71034 Böblingen, Germany, registered with the commercial register of the lower court (Amtsgericht) of Stuttgart under HRB 246116 (“Purchaser 1”), Avago Technologies International Sales Pte. Ltd., a limited liability company under the laws of Singapore, with principal place of business at 1 Yishun Avenue 7, 768923 Singapore, Singapore, registered under incorporation number 200512231E (“Purchaser 2”) and certain other entities are party to an asset purchase agreement, dated as of 25 June 2008, as amended (“Asset Purchase Agreement”).

WHEREAS, pursuant to the Purchase Agreement, Seller agreed to transfer to each of Purchaser 1 and Purchaser 2 title to certain Purchased Tangible Assets which are set forth on Annex A hereto, in each case as more fully described and upon the terms and subject to the conditions set forth in the Asset Purchase Agreement.

WHEREAS, Seller is the owner of the Purchased Tangible Assets which are set forth on Annex A hereto and desires to transfer to Purchaser 1 and Purchaser 2, as the case may be, and Purchaser 1 and Purchaser 2, as the case may be, desire to obtain from Seller, title to the Purchased Tangible Assets which are set forth on Annex A hereto.

WHEREAS, capitalized terms used but not defined herein shall have the meaning ascribed to them in the Asset Purchase Agreement.

NOW, THEREFORE, in consideration of (i) the payment in the amount of EUR 4,004,644 (in words: four million four thousand six-hundred and forty-four Euros) (paid together with applicable VAT of 19% or EUR 760,882.36) by Purchaser 1 to Seller and (ii) the payment in the amount of EUR 114,740 (in words: one-hundred and fourteen thousand and seven-hundred forty Euros) (paid together with applicable VAT of EUR 19,505.80) by Purchaser 2 to Seller, and in further consideration of the mutual agreements and covenants herein contained and intending to be legally bound hereby, the parties hereto agree as follows:

1.	Seller hereby transfers to Purchaser 1, and Purchaser 1 hereby accepts such transfer and obtains from Seller, all rights, title and interest in and to all of the Purchased Tangible Assets which are set forth on Annex A.1 hereto in accordance with and subject to the terms and conditions of the Asset Purchase Agreement.

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2.	Seller hereby transfers to Purchaser 2, and Purchaser 2 hereby accepts such transfer and obtains from Seller, all rights, title and interest in and to all of the Purchased Inventory which is set forth on Annex A.2 hereto in accordance with and subject to the terms and conditions of the Asset Purchase Agreement.

3.	Seller and Purchaser 1 hereby agree that the Purchased Tangible Assets listed on Annex A.1.1 shall remain in Seller’s custody because these are required by Seller to perform Seller’s obligations under the Transitional Supply Agreement. Seller and Purchaser 1 hereby enter into gratuitous lease agreement (unentgeltliche Gebrauchsüberlassungsverträge) with respect to the Purchased Tangible Assets listed on Annex A.1.1 and Seller agrees not to take these Purchased Tangible Assets into its custody as long as Seller requires these Purchased Tangible Assets to perform its obligations under the Transitional Supply Agreement.

4.	Seller and Purchaser 1 hereby agree that Seller shall grant Purchaser 1 possession (Besitz) of the Purchased Tangible Assets which are set forth on Annex A.1.2 and Annex A.1.3 on the Closing Date. To the extent that on the Closing Date Purchaser 1 does not obtain possession of individual Purchased Tangible Assets which are set forth on Annex A.1.2 and Annex A.1.3, Seller shall grant Purchaser 1 possession of such Purchased Tangible Assets on a date reasonably requested by Purchaser 1 and keep such Purchased Tangible Assets in custody (verwahren) for Purchaser 1 until such date. To the extent that on the Closing Date certain of the Purchased Tangible Assets which are set forth on Annex A.1.2 or Annex A.1.3 are in the possession of Third Parties, delivery is hereby replaced by Seller’s assignment to Purchaser 1 of Seller’s possessory claim related to such Purchased Tangible Assets (Abtretung des Herausgabeanspruchs).

5.	Seller and Purchaser 2 hereby agree that at the Closing Seller shall not be obliged to deliver (übergeben) to Purchaser the Purchased Inventory which is set forth on Annex A.2. Instead Seller shall hold such Purchased Inventory in safe custody for Purchaser 2.

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6.	Each party hereby covenants and agrees that, at any time and from time to time forthwith upon the written request of the other party, it will do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered, each and all of such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may reasonably be required by the other party or as required pursuant to the Asset Purchase Agreement in order to transfer the Purchased Tangible Assets which are set forth on Annex A or otherwise carry out the purpose and intent of this Asset Transfer Agreement.

7.	This Asset Transfer Agreement is subject to the terms and conditions of the Asset Purchase Agreement, which are incorporated herein by reference, and shall be binding upon Seller and Purchaser.

8.	This Asset Transfer Agreement shall be governed by and construed and interpreted in accordance with the laws of Germany, irrespective of its conflicts of law provisions.

9.	This Asset Transfer Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same instrument.

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IN WITNESS WHEREOF, each party has caused this Asset Transfer Agreement to be duly executed by its duly authorized officers as of the date first written above:

Infineon Technologies AG	Avago Technologies GmbH

by:	by:

Place, Date	Place, Date

by:

Place, Date

Avago Technologies International Sales Pte. Ltd.

by:

Place, Date

5

EXHIBIT F-1

Form of Assignment and Assumption Agreement

(US)

by and between

Infineon Technologies North America Corp.

and

Avago Technologies International Sales Pte. Ltd.

dated as of [            ]

RECITALS

WHEREAS, Infineon Technologies AG, a stock corporation under the laws of the Federal Republic of Germany, with principal place of business at Am Campeon 1-12, 85579 Neubiberg, Germany, registered with the commercial register of the lower court (Amtsgericht) of Munich under HRB 126492 (“Infineon”), Avago Technologies International Sales Pte. Ltd., a limited liability company under the laws of Singapore, with principal place of business at 1 Yishun Avenue 7, 768923 Singapore, Singapore, registered under incorporation number 200512231E (“Assignee”), and certain other entities are party to an asset purchase agreement, dated as of 25 June 2008, as amended (“Asset Purchase Agreement”).

WHEREAS, pursuant to the Asset Purchase Agreement Assignee agreed to assume from Infineon or a Selling Subsidiary all rights and obligations under certain Purchased Contracts which are set forth on Annex A hereto, in each case as more fully described and upon the terms and subject to the conditions set forth in the Asset Purchase Agreement.

WHEREAS, Infineon Technologies North America Corp., a Delaware corporation, with principal place of business at 640 N. McCarthy Blvd., Milpitas, CA 95035, USA (“Assignor”), is a party to the Purchased Contracts which are set forth on Annex A hereto, and desires to assign and delegate to Assignee, and Assignee desires to assume from Assignor, all rights and obligations under the Purchased Contracts which are set forth on Annex A hereto.

WHEREAS, capitalized terms used but not defined herein shall have the meaning ascribed to them in the Asset Purchase Agreement.

NOW, THEREFORE, in consideration of the payment in the amount of EUR 1,253,460 (in words: one million two-hundred fifty-three thousand four-hundred and sixty Euros) by Assignee to Assignor, and in further consideration of the mutual agreements and covenants herein contained and intending to be legally bound hereby, the parties hereto agree as follows:

1.	Assignor hereby assigns and delegates to Assignee, and Assignee hereby assumes from Assignor, all rights and obligations under the Purchased Contracts set forth on Annex A in accordance with and subject to the terms and conditions of the Asset Purchase Agreement.

2

2.	Each party hereby covenants and agrees that, at any time and from time to time forthwith upon the written request of the other party, it will do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered, each and all of such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may reasonably be required by the other party or as required pursuant to the Asset Purchase Agreement in order to assume the rights and obligations under the Purchased Contracts set forth on Annex A or otherwise carry out the purpose and intent of this Assignment and Assumption Agreement.

3.	This Assignment and Assumption Agreement is subject to the terms and conditions of the Asset Purchase Agreement, which are incorporated herein by reference, and shall be binding upon Assignor and Assignee.

4.	This Assignment and Assumption Agreement shall be governed by and construed and interpreted in accordance with the laws of California, irrespective of the choice of law principles of California.

5.	This Assignment and Assumption Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same instrument.

3

IN WITNESS WHEREOF, each party has caused this Assignment and Assumption Agreement to be duly executed by its duly authorized officers as of the date first written above:

Infineon Technologies North America Corp		Avago Technologies International Sales Pte. Ltd.

by:		by:
Name	Greg Bibbes	Name:
Title:	Secretary	Title:

4

EXHIBIT F-2

Form of Assumption Agreement

(Germany)

by and between

Infineon Technologies AG

and

Avago Technologies International Sales Pte. Ltd.

dated as of [            ]

RECITALS

WHEREAS, Infineon Technologies AG, a stock corporation under the laws of the Federal Republic of Germany, with principal place of business at Am Campeon 1-12, 85579 Neubiberg, Germany, registered with the commercial register of the lower court (Amtsgericht) of Munich under HRB 126492 (“Seller”), Avago Technologies International Sales Pte. Ltd., a limited liability company under the laws of Singapore, with principal place of business at 1 Yishun Avenue 7, 768923 Singapore, Singapore, registered under incorporation number 200512231E (“Purchaser”) and certain other entities are party to an asset purchase agreement, dated as of 25 June 2008, as amended (“Asset Purchase Agreement”).

WHEREAS, pursuant to the Purchase Agreement, Purchaser agreed to assume from Seller all rights and obligations under certain Purchased Contracts which are set forth on Annex A hereto, in each case as more fully described and upon the terms and subject to the conditions set forth in the Asset Purchase Agreement.

WHEREAS, Seller is a party to the Purchased Contracts which are set forth on Annex A hereto and desires to assign and delegate to Purchaser, and Purchaser desires to assume from Seller, all rights and obligations under the Purchased Contracts which are set forth on Annex A hereto.

WHEREAS, capitalized terms used but not defined herein shall have the meaning ascribed to them in the Asset Purchase Agreement.

NOW, THEREFORE, in consideration of the payment in the amount of EUR 1,253,460 (in words: one million two-hundred fifty-three thousand four-hundred and sixty Euros) (together with applicable VAT of 19% or EUR 238,157) by Purchaser to Seller, and in further consideration of the mutual agreements and covenants herein contained and intending to be legally bound hereby, the parties hereto agree as follows:

1.	Seller hereby assigns and delegates to Purchaser, and Purchaser hereby assumes from Seller, all rights and obligations under the Purchased Contract set forth on Annex A in accordance with and subject to the terms and conditions of the Asset Purchase Agreement.

2

2.	Each party hereby covenants and agrees that, at any time and from time to time forthwith upon the written request of the other party, it will do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered, each and all of such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may reasonably be required by the other party or as required pursuant to the Asset Purchase Agreement in order to assume the rights and obligations under the Purchased Contracts set forth on Annex A or otherwise carry out the purpose and intent of this Assumption Agreement.

3.	This Assumption Agreement is subject to the terms and conditions of the Asset Purchase Agreement, which are incorporated herein by reference, and shall be binding upon Seller and Purchaser.

4.	This Assumption Agreement shall be governed by and construed and interpreted in accordance with the laws of Germany, irrespective of the conflicts of law provisions of Germany.

5.	This Assumption Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same instrument.

3

IN WITNESS WHEREOF, each party has caused this Assumption Agreement to be duly executed by its duly authorized officers as of the date first written above:

Infineon Technologies AG	Avago Technologies International Sales Pte. Ltd.

by:	by:

Place, Date	Place, Date

by:

Place, Date

4

EXHIBIT G

FORM OF CLOSING CONFIRMATION

with respect to the

Asset Purchase Agreement

by and among

Infineon Technologies AG,

Avago Technologies GmbH,

Avago Technologies International Sales Pte. Ltd.,

Avago Technologies Wireless IP (Singapore) Pte. Ltd., and

Avago Technologies Finance Pte. Ltd.

RECITALS

WHEREAS, on 25 June 2008, Infineon Technologies AG, a stock corporation under the laws of the Federal Republic of Germany, with principal place of business at Am Campeon 1-12, 85579 Neubiberg, Germany, registered with the commercial register of the lower court (Amtsgericht) of Munich under HRB 126492 (“Seller”), Avago Technologies GmbH, a limited liability company under the laws of the Federal Republic of Germany, with principal place of business at Herrenberger Strasse 130, 71034 Böblingen, Germany, registered with the commercial register of the lower court (Amtsgericht) of Stuttgart under HRB 246116 (“Purchaser 1”), Avago Technologies International Sales Pte. Ltd., a limited liability company under the laws of Singapore, with principal place of business at 1 Yishun Avenue 7, 768923 Singapore, Singapore, registered under incorporation number 200512231E (“Purchaser 2”), Avago Technologies Wireless IP (Singapore) Pte. Ltd., a limited liability company under the laws of Singapore, with principal place of business at 1 Yishun Avenue 7, 768923 Singapore, Singapore, registered under incorporation number 200512332K (“Purchaser 3”, and, together with Purchaser 1 and Purchaser 2, “Purchasers”) and Avago Technologies Finance Pte. Ltd., a limited liability company under the laws of Singapore, with principal place of business at 1 Yishun Avenue 7, 768923 Singapore, Singapore, registered under incorporation number 200512223N (“Guarantor”, and, together with Seller and Purchasers, the “Parties”) entered into an asset purchase agreement (“Asset Purchase Agreement”), pursuant to which Seller agreed to sell and transfer certain assets and liabilities related to its bulk acoustic wave filter business to Purchasers.

WHEREAS, the Asset Purchase Agreement provides that the consummation of the transactions contemplated by the Asset Purchase Agreement shall be subject to various Closing Conditions and the performance of various Closing Actions.

WHEREAS, each of the Closing Conditions has been fulfilled and each of the Closing Actions has been performed, and the Parties therefore intend to confirm by means of this written confirmation (“Closing Confirmation”) that the Closing has occurred.

WHEREAS, capitalized terms which are used but not defined in this Closing Confirmation shall have the meaning ascribed to them in the Asset Purchase Agreement.

2

NOW, THEREFORE, in consideration of the foregoing, the Parties confirm the following:

§ 1

Fulfilment of Closing Conditions

The Parties hereby confirm that all of the Closing Conditions which are set forth in Section 7.2 of the Asset Purchase Agreement have been fulfilled as follows:

1.1	No Governmental Authority has enacted, issued, promulgated or enforced any Law, judgement, decree, injunction or other order which is in effect on the Closing Date and which would prohibit, restrict or delay the consummation of the transactions contemplated by the Asset Purchase Agreement.

1.2	There has not occurred a Material Adverse Effect between 25 June 2008 and the Closing Date.

1.3	The Key Employees have either waived their right to object to the transfer of their employment relationship to Purchaser 1 pursuant to Section 613a (6) BGB, or the objection period set forth in Section 613a (6) BGB to which the Key Business Employees are entitled has expired and the Key Business Employees have not objected to the transfer of their employment relationships to Purchaser 1 during such expiration period.

1.4	Not more than two (2) Business Employees (other than the Key Business Employees) have objected to the transfer of their employment relationships to Purchaser 1 pursuant to Section 613a (6) BGB within the objection period set forth in Section 613a (6).

1.5	Seller has notified Purchasers that the Reconciliation of Interest Agreement and Social Plan are not required.

§ 2

Performance of Closing Actions

The Parties hereby confirm that all of the Closing Actions set forth in Section 7.3 of the Asset Purchase Agreement have been performed as follows:

2.1	Purchasers have paid the Purchase Price and the Estimated Inventory Value to Seller as contemplated by Section 4.4 of the Asset Purchase Agreement.

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2.2	The Parties have executed an Asset Transfer Agreement (Germany) and an Asset Transfer (Singapore) as contemplated by Section 5.1.1 of the Asset Purchase Agreement.

2.3	The Parties have executed an Assumption Agreement (Germany) and an Assignment and Assumption Agreement (US) as contemplated by Section 5.2 of the Asset Purchase Agreement.

2.4	Seller has granted Purchasers possession (Besitz) of the Purchased Tangible Assets as contemplated by Section 5.1.2 of the Asset Purchase Agreement.

2.5	The Parties have jointly executed the Ancillary Agreements.

§ 3

Treatment of the Customer Nokia

3.1	The Parties agree and acknowledge that the Third Party Consent of Seller’s customer Nokia Mobile Phones (“Nokia”) has not been obtained on the Closing Date, and that the regulations set forth in Section 3.2 of the Asset Purchase Agreement shall apply until the date on which Seller obtains the Third Party Consent of Nokia (the “Consent Date”).

3.2	Notwithstanding Section 3.2 of the Asset Purchase Agreement, the Parties agree that until and including the Consent Date, Seller or a Subsidiary of Seller shall, in each case on behalf of Purchaser 2 (Fall der mittelbaren Stellvertretung), continue to (i) receive all purchase orders which are placed by Nokia or its providers of electronic manufacturing services (collectively, the “Customer”), (ii) deliver all Products ordered by the Customer, (iii) issue all invoices therefore, and (iv) collect all payments made by the Customer.

3.3	Processing of Deliveries

3.3.1	Deliveries made out of Purchased Inventory

To the extent any deliveries by Seller or a Subsidiary of Seller to the Customer are made out of Purchased Inventory, Seller or a Subsidiary of Seller will place a purchase order with Purchaser 2 reflecting the content of the incoming purchase order from the Customer and will be invoiced by Purchaser 2 accordingly. Purchaser 2 shall not be obliged to place any corresponding purchase orders with Seller or a Subsidiary of Seller under the Transitional Supply Agreement.

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3.3.2	Replenishment of Buffer Stock

The Parties agree and acknowledge that Seller or a Subsidiary of Seller has an obligation vis-à-vis Nokia to maintain a certain amount of buffer stock in the I-Hubs (as defined below) (the “Required Stock”). In case the actual stock level in such I-Hubs should fall below the Required Stock, Seller or a Subsidiary of Seller shall notify Purchaser 2 of the amount which is required to bring the actual stock level in the I-Hubs back to the Required Stock, and Purchaser 2 shall immediately place a corresponding purchase order with Seller or a Subsidiary of Seller under the Transitional Supply Agreement.

3.3.3	Deliveries not made out of Purchased Inventory

To the extent the deliveries to the Customer are not made out of Purchased Inventory, Seller or a Subsidiary of Seller will place a purchase order with Purchaser 2 reflecting the content of the incoming purchase order from the Customer and will be invoiced by Purchaser 2 accordingly. Purchaser 2 shall be obliged to immediately place corresponding purchase orders with Seller or a Subsidiary of Seller under the Transitional Supply Agreement, and Seller or a Subsidiary of Seller shall provide Purchaser 2 with respective invoices based on the prices set forth in the Transitional Supply Agreement.

3.4	The Parties agree and acknowledge that (i) the Purchased Inventory comprises a certain amount of the Product NWR 150 which is set forth in more detail on Schedule 2.1.2 of the Disclosure Schedule to the Asset Purchase Agreement (the “Purchased NWR 150 Inventory”), and that (ii) the Purchased NWR 150 Inventory is currently located at certain consignment stores of the Customer (“I-Hubs”). Until the Consent Date Purchasers shall not (i) remove or cause to remove any portion of the Purchased NWR 150 Inventory from the I-Hubs, (ii) transfer or assign any portion of the Purchased NWR 150 Inventory to a Third Party, or (iii) take any other action with respect to the Purchased NWR 150 Inventory which would be detrimental to or endanger the ongoing customer relationship between Seller and the Customer.

3.5	The Parties agree that Seller’s activities pursuant to this Section 3 of this Closing Confirmation shall not be deemed to violate Seller’s non-compete obligations as set forth in Section 13.7 of the Asset Purchase Agreement. The Parties further agree that Purchasers shall not contact the Customer before the Consent Date with respect to any matters related to the contractual relationship between Seller and the Customer which is addressed in Section 3 of this Closing Confirmation, unless Seller has granted its prior consent.

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3.6	The activities of Seller pursuant to Section 3 of this Closing Confirmation shall be provided free of any charges.

§ 4

Treatment of the Customers ZTE and Motorola

4.1	The Parties agree and acknowledge that the Third Party Consents of Seller’s customers ZTE Corporation and Motorola, Inc. have not been obtained on the Closing Date, and that the regulations set forth in Section 3.2 of the Asset Purchase Agreement shall apply until the date on which Seller obtains the Third Party Consents of ZTE Corporation and Motorola, Inc.

4.2	Except for Sections 3.3.2 and Section 3.4 of this Closing Confirmation, the provisions of Section 3 of this Closing Conformation shall apply mutatis mutandis to the treatment of Seller’s customers ZTE Corporation and Motorola, Inc.

§ 5

Occurrence of the Closing

5.1	The Parties hereby confirm that the Closing Date is the date of this Closing Confirmation.

5.2	The Parties hereby confirm that by executing this Closing Confirmation, the Closing has occurred and becomes effective on [ ], 24:00 CET.

6

IN WITNESS WHEREOF, each Party has caused this Closing Confirmation to be duly executed by its duly authorized officers as of the date first written above:

Infineon Technologies AG	Avago Technologies GmbH

by:	by:

Place, Date	Place, Date

by:	by:

Place, Date	Place, Date

Avago Technologies International Sales Pte. Ltd.	Avago Technologies Wireless IP (Singapore) Pte. Ltd.

by:	by:

Place, Date	Place, Date

by:	by:

Place, Date	Place, Date

Avago Technologies Finance Pte. Ltd.

by:

Place, Date

by:

Place, Date

7